EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

Austin, Nichols & Co., Inc.,

Rook Merger Sub, Inc.

and

Castle Brands Inc.

dated as of

August 28, 2019

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of August 28, 2019, by and among Castle Brands Inc., a Florida corporation (the “Company”), Austin, Nichols & Co., Inc., a Delaware corporation (“Parent”), and Rook Merger Sub, Inc., a Florida corporation wholly owned by Parent (“Merger Sub”). Unless the context otherwise requires, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9.01 of this Agreement.

RECITALS

WHEREAS, Merger Sub shall commence a tender offer to purchase all of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) (each a “Share” and collectively, the “Shares”) for $1.27 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any applicable withholding Taxes, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation (the “Merger”), in accordance with the Florida Business Corporation Act, as amended (“FBCA”), pursuant to which each issued and outstanding Share other than (i) Shares owned directly or indirectly by Parent, Merger Sub or the Company and (ii) the Dissenting Shares, shall be converted into the right to receive an amount equal to the Offer Price, subject to any applicable withholding Taxes, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s shareholders (holding approximately 37% of outstanding Shares in the aggregate) are entering into a tender and support agreement with Parent and Merger Sub (the “Support Agreement”) pursuant to which, among other things, each such shareholder has agreed to tender all Shares owned by such shareholder to Merger Sub in the Offer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Offer and the Merger, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders and (ii) adopted resolutions approving and declaring advisable the execution, delivery and performance of this Agreement, including the Offer, the Top-Up Option and the Merger, and the transactions contemplated hereby (the “Transactions”) and (iii) determined to recommend that the shareholders of the Company tender their Shares in response to the Offer, and, if required, approve this Agreement (including the Articles of Merger) and the Merger, in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that it is in the best interests of Parent and its sole stockholder or Merger Sub and its sole shareholder (as the case may be), and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

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WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer, the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Offer and the Merger; and

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

Article I

The Offer.

Section 1.01 The Offer.

(a) Commencement of the Offer. Unless this Agreement shall have previously been terminated in accordance with Article VIII, and provided that the Company shall have complied in all material respects with its obligations under Section 1.02, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer to purchase all of the outstanding Shares at a price per Share equal to the Offer Price as promptly as reasonably practicable following the date hereof, but no later than the fifteenth (15th) Business Day after the initial public announcement of the execution of this Agreement (which initial public announcement shall occur no later than the first (1st) Business Day following execution and delivery of this Agreement).

(b) Terms and Conditions of the Offer. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction (or waiver by Parent and Merger Sub) of the conditions set forth in Annex A hereto (the “Offer Conditions”). To the extent permitted by applicable Law, Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company that (i) other than in accordance with Section 1.01(g), decreases the price per Share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the Offer Conditions, (v) amends, modifies or waives the Minimum Condition, (vi) modifies or amends any of the Offer Conditions in any manner adverse to the holders of Shares or (vii) except as provided in Section 1.01(c), extends the Initial Offer Expiration Date.

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(c) Expiration and Extensions of the Offer. The Offer shall initially be scheduled to expire at midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on the twentieth (20th) Business Day following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer (calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) (the “Initial Offer Expiration Date”); provided that (i) if at any then-scheduled expiration of the Offer, any Offer Condition is not then satisfied or, to the extent permitted by this Agreement and applicable Law, waived, then Merger Sub shall extend the Offer on one or more occasions for consecutive periods of at least two (2) Business Days but no more than ten (10) Business Days, each as determined by Parent in its sole discretion, or for such longer period(s) as Parent and the Company may otherwise agree, up until the End Date in order to permit such Offer Condition(s) to be satisfied and (ii) if, less than five (5) Business Days prior to any then-scheduled expiration of the Offer all of the Offer Conditions have been satisfied or, to the extent permitted by this Agreement and applicable Law, waived, then Merger Sub shall have the right to extend the Offer for a period of up to five (5) Business Days; provided, further, that such extension shall be subject to Merger Sub’s right to terminate the Offer and pursue the Merger in connection with a Conversion Event in accordance with Section 1.01(e) and the parties’ respective rights to terminate this Agreement pursuant to Article VIII. Notwithstanding any of the foregoing contained in this Section 1.01(c), Merger Sub shall be required to extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof or of the NYSE American applicable to the Offer; provided, however, that such extension shall be subject to Merger Sub’s right to terminate the Offer and pursue the Merger in connection with a Conversion Event in accordance with Section 1.01(e) and the parties’ respective rights to terminate this Agreement pursuant to Article VIII, and nothing contained herein shall require Merger Sub to extend the period during which the Offer remains open to any date after the End Date. The Initial Offer Expiration Date as it may be extended is referred to as the “Offer Expiration Date.” Notwithstanding anything to the contrary contained in this Article I, if this Agreement is terminated pursuant to Article VIII, then Merger Sub shall promptly (and, in any event, within one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer.

(d) Payment. Subject to the terms of the Offer and this Agreement and the satisfaction or permitted waiver of all the Offer Conditions, Merger Sub shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within two (2) Business Days) after the Offer Expiration Date and in any event in compliance with Rule 14d-10 and Rule 14e-1(c) under the Exchange Act. Notwithstanding any of the foregoing contained in this Section 1.01(d), Merger Sub expressly reserves the right to delay payment for all Shares in order to comply in whole or in part with applicable Laws; provided, however, that such extension shall be subject to Merger Sub’s right to terminate the Offer and pursue the Merger in connection with a Conversion Event in accordance with Section 1.01(e) and the parties’ respective rights to terminate this Agreement pursuant to Article VIII. On or prior to the date that Merger Sub becomes obligated to pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Merger Sub the funds necessary to pay for all Shares that Merger Sub becomes so obligated to pay for pursuant to the Offer. The Offer Price shall, subject to any applicable withholding Taxes, be paid net to the seller in cash, upon the terms and subject to the conditions of the Offer. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to Merger Sub pursuant to the Offer. The payment for Shares accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”.

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(e) Continuing Pursuit of the Merger.

(i) If the Company shall have made a Company Adverse Recommendation Change (other than with respect to an Intervening Event) pursuant to Section 6.04, then Merger Sub may, at its sole option, irrevocably and unconditionally terminate the Offer and concurrently therewith shall pursue the Merger as contemplated in Section 6.05.

(ii) If at any then-scheduled Offer Expiration Date there shall exist a Top-Up Impediment, then Merger Sub may, at its sole option, irrevocably and unconditionally terminate the Offer and concurrently therewith shall pursue the Merger as contemplated in Section 6.05. Each of the events in clauses (i) and (ii) of this Section 1.01(e) that permit Merger Sub to irrevocably and unconditionally terminate the Offer and concurrently therewith pursue the Merger as contemplated in Section 6.05 are referred to in this Agreement as a “Conversion Event”.

(f) Termination of the Offer. The termination of the Offer pursuant to Section 1.01(c) or Section 1.01(e) is referred to in this Agreement as the “Offer Termination”. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Article VIII, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with the terms of the Offer and applicable Law. The parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement except to the extent expressly provided for in Article VIII and that, absent any such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g) Adjustments to Offer Price. The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the date of this Agreement and prior to the payment by Merger Sub for the Shares; provided that this Section 1.01(g) shall not affect or supersede the provisions of Section 6.01.

(h) Offer Documents. As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal, summary advertisement, notices to brokers, dealers and clients, and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the “Offer Documents”). Parent and Merger Sub shall include in the Offer Documents a copy of this Agreement to fulfill the requirements of Section 607.1104(3) of the FBCA. The Company shall promptly furnish to Parent in writing all information concerning the Company that may be required by applicable federal securities Laws for inclusion in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents (i) to be promptly disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws and (ii) to comply as to form in all material respects with the requirements of the Exchange Act, the applicable rules and regulations of the NYSE American and all other applicable Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent and Merger Sub shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares, and Parent and Merger Sub shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Merger Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide Company and its counsel with a reasonable opportunity to participate in (A) the formulation of any response to any such comments and (B) any discussions with the SEC or its staff concerning such comments. Parent shall provide the Company with copies of all such written responses (or if oral responses, summaries thereof) submitted to the SEC. Parent shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

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Section 1.02 Company Actions.

(a) Schedule 14D-9. Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 6.04, the Company shall, on the date the Schedule TO is filed with the SEC, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which, subject to Section 6.04, shall contain the Company Board Recommendation. The Company shall cause the Schedule 14D-9 to (i) be promptly disseminated to the holders of the Shares as and to the extent required by applicable federal securities Laws and (ii) comply as to form in all material respects with the requirements of the Exchange Act, the applicable rules and regulations of the NYSE American and all other applicable Laws. Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable federal securities Laws for inclusion in the Schedule 14D-9. The Company, on the one hand, and each of Parent and Merger Sub, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent and its counsel. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent and its counsel with a reasonable opportunity to participate in (A) the formulation of any response to any such comments and (B) any discussions with the SEC or its staff concerning such comments. The Company shall provide Parent with copies of all such written responses (or if oral responses, summaries thereof) submitted to the SEC. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) Shareholder Lists. In connection with the Offer, the Company shall cause its transfer agent to promptly (but in any event not later than three (3) Business Days following the date hereof) furnish Merger Sub or its designated agent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Merger Sub with such additional information, including updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law and provided that the Company shall not have made a Company Adverse Recommendation Change, the Company shall, and shall cause its directors, officers, employees and other Representatives to, use their reasonable best efforts to make solicitations and recommendations to the record holders and beneficial owners of Shares for purposes of causing the Minimum Condition to be satisfied. The Company shall take all reasonable steps to facilitate the ability of employees to tender their Shares underlying a Company Restricted Stock Award as set forth in Section 3.10(b) and any other Shares in the Offer.

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Section 1.03 Top-Up Option.

(a) Top-Up Option. Subject to Section 1.03(b) and Section 1.03(c), the Company grants to Merger Sub an irrevocable and non-transferable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company such number of authorized and unissued shares of Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, constitutes one (1) share of Company Common Stock more than 80% of the outstanding Shares on a fully diluted basis after giving effect to the issuance of the Top-Up Option Shares. Upon Merger Sub’s written request, the Company shall, as soon as practicable following receipt of such request (and in no event later than the Offer Closing), cause its transfer agent to certify in writing to Merger Sub the number of Shares outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.

(b) Exercise of Top-Up Option. Without the prior written consent of the Company, the Top-Up Option may be exercised by Merger Sub, in whole and not in part, only once, at any time following the Offer Closing until the tenth (10th) Business Day thereafter; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent: (i) the number of Top-Up Option Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Company Common Stock (giving effect to the Company Common Stock issuable pursuant to all then-outstanding Company Stock Options, under the Company ESPP and any other rights to acquire Company Common Stock as if such shares were outstanding), (ii) any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Entity shall prohibit such exercise, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity in connection with such exercise or the delivery of the Top-Up Option Shares in respect of such exercise, if such action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, or (iii) the conditions set forth in Section 7.01(d) are not satisfied as of the time of the issuance of the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Option Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares then-subject to the Top-Up Option by the Offer Price. Such purchase price shall be paid by Parent or Merger Sub, by paying in cash an amount equal to the aggregate par value of the Top-Up Option Shares and by executing and delivering to the Company a promissory note (the “Promissory Note”) having a principal amount equal to the balance of such purchase price. The Promissory Note (A) shall be due on the first (1st) anniversary of the Top-Up Closing, (B) shall bear simple interest of 5% per annum, (C) shall be full recourse to Parent and Merger Sub, (D) may be prepaid, in whole or in part, at any time without premium or penalty, and (E) shall have no other material terms. Notwithstanding the foregoing, Merger Sub may elect to pay (or cause to be paid) all or a portion of the aggregate purchase price payable for the Top-Up Option Shares being purchased by Merger Sub in cash.

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(c) Top-Up Notice; Top-Up Option Closing. In the event Merger Sub elects, subject to the provisions of this Section 1.03, to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a written notice (the “Top-Up Notice”) setting forth (i) its election to so exercise and purchase the Top-Up Option Shares then-subject to the Top-Up Option, and (ii) the place (if other than as set forth in Section 2.02) and time at which the simultaneous exercise and purchase of such Top-Up Option Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that in addition to the provisions of Section 1.03(b), it shall be a condition to the exercise of the Top-Up Option that, immediately after such exercise of the Top-Up Option and the issuance of the Top-Up Option Shares, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as reasonably practicable, consummate the Merger in accordance with Section 607.1104 of the FBCA as contemplated by Section 6.05(c). At the simultaneous exercise and purchase of the Top-Up Option Shares (the “Top-Up Closing”), Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares and consummation of the Merger, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares. Such certificate shall include any legends that are required by federal or state securities Laws. The parties hereto agree to use their reasonable best efforts to cause (A) the exercise of the Top-Up Option, (B) the issuance and closing of the purchase of the Top-Up Option Shares on the date of the Top-Up Notice, and (C) the consummation of the Merger in accordance with Section 607.1104 of the FBCA as contemplated by Section 6.05(c) to occur simultaneously.

(d) Exemption from Registration. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub will be, upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

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(e) Availability of Common Stock. From the date hereof until the Effective Time, the Company shall cause to be reserved and kept available out of its authorized and unissued shares of Company Common Stock, the number of shares of Company Common Stock that will be sufficient to permit the exercise in full of the Top-Up Option pursuant to this Section 1.03 in addition to the number of shares of Company Common Stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company.

(f) No Impact on Appraisal Rights. Any impact on the value of the Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 607.1302 of the FBCA as contemplated by Section 3.06.

Section 1.04 Offer Documents; Schedule 14D-9; Proxy Statement. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 or the Company Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities Laws) dissemination to the Company’s shareholders of such amendment or supplement.

Article II

The Merger

Section 2.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the FBCA, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Entity”) under the Laws of the State of Florida. The Merger shall be governed by Section 607.1104 of the FBCA.

(b) The Merger shall have the effects set forth in this Agreement and set forth in the FBCA. Accordingly, from and after the Effective Time, the Surviving Entity shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., local time, on a date to be specified by the parties, which date shall be no later than the third Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Holland & Knight, LLP, located at 701 Brickell Avenue, Suite 3300, Miami, Florida 33131, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

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Section 2.03 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Articles of Merger shall be filed with the Secretary of State of the State of Florida. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of the State of Florida, or such later time as agreed by the parties hereto in writing and specified in such Articles of Merger in accordance with the FBCA (the “Effective Time”).

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

Section 2.05 Articles of Incorporation; By-laws. At the Effective Time and subject to Section 6.08, (a) the articles of incorporation of the Company shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of the Surviving Entity shall be amended and restated so as to read the same as the by-laws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to Merger Sub therein shall be changed to references to the Surviving Entity) until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Entity or as provided by applicable Law.

Section 2.06 Directors and Officers.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Entity immediately following the Effective Time, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Entity.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement or removal in accordance with the Organizational Documents of the Surviving Entity.

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Article III

Effect of the Merger on Capital Stock

Section 3.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Common Stock. Each share, if any, of Company Common Stock that is owned by Parent, Merger Sub or the Company or any of their respective direct or indirect wholly owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.01(a) and (ii) Dissenting Shares (as defined below)), shall be automatically converted into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock (including any such shares underlying a Company Restricted Stock Award as set forth in Section 3.10(b)) will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.06, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.03 hereof.

(d) Conversion of Merger Sub Capital Stock. Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

Section 3.02 Paying Agent. Prior to the Effective Time, Parent shall appoint (with the Company’s prior approval) the Paying Agent to act as paying agent for the payment of the Merger Consideration pursuant to this Article III and shall enter into an agreement in form and substance reasonably acceptable to the Company with the Paying Agent. At the Effective Time, Parent shall deposit with the Paying Agent cash in immediately available funds in the aggregate amount required to pay the Merger Consideration in respect of the Shares (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III, and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

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Section 3.03 Exchange Procedures.

(a) Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Paying Agent shall mail or otherwise provide to each former holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares (other than the holders of Shares cancelled pursuant to Section 3.01(a) and Dissenting Shares) subsequently converted into the right to receive the Merger Consideration, as set forth in Section 3.01: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.09) and (B) shall be in a customary form and have such other provisions as Parent and the Company may reasonably agree prior to the Closing; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration pursuant to Section 3.01 (together with the Letter of Transmittal, the “Transmittal Materials”).

(b) Upon surrender of a Certificate for cancelation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed and any other documents reasonably required by the Paying Agent pursuant to the Transmittal Materials, in the case of certificated Shares, (i) the holder of such Certificate shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Merger Consideration, and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.03, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or a Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. Each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (i) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds equal to the product obtained by multiplying (A) the number of Book-Entry Shares of such holder by (B) the Merger Consideration and (ii) the Book-Entry Shares of such holder shall immediately be canceled.

(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

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Section 3.04 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.05 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former shareholders of the Company on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article III shall thereafter look only to Parent and the Surviving Entity (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the FBCA (but only to the extent required thereby), any Shares (other than Shares cancelled pursuant to Section 3.01(a)) that are held by holders (a) that are entitled to and properly demand and exercise their dissenters’ rights and who comply in all respects with the provisions of Section 607.1301 to 607.1333 of the FBCA and (b) who have not effectively withdrawn such demand (collectively, the “Dissenting Shares”) shall not be converted into the right to receive, as of the Effective Time, the Merger Consideration as provided in Section 3.01(b), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the FBCA, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration as provided in Section 3.01, without interest, and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment provided by the provisions of Sections 607.1301 through 607.1333 of the FBCA with respect to such Dissenting Shares, unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the FBCA. The Company shall give Parent prompt notice of receiving any demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law with respect to appraisal rights. Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands and any other actions in respect of the shareholders of the Company’s rights of appraisal; provided that prior to the Effective Time Parent shall consult with the Company and consider in good faith the Company’s advice with respect to such negotiations and proceedings and the Company shall have the right to participate in any such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Sections 607.1301 through 607.1333 of the FBCA, or agree to do any of the foregoing.

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Section 3.07 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance or redemption of shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 3.08 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub or the Surviving Entity and paid to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, made such deduction and withholding.

Section 3.09 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Entity, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Entity may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Entity may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 3.10 Treatment of Stock Options and Other Equity-Based Compensation.

(a) At the Effective Time, each option (or portion thereof) under the Company 2003 Stock Incentive Plan or the Company 2013 Incentive Compensation Plan (together, the “Company Stock Plans”) or otherwise to acquire shares of Company Common Stock, other than a Company ESPP Right (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, fully vested and cancelled and converted into only the right to receive from Parent and the Surviving Entity, an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, less any Taxes required to be withheld in accordance with Section 3.08 (such amounts payable hereunder, the “Stock Option Payments”). The Surviving Entity shall cause each Stock Option Payment to be paid as promptly as practicable following the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth Business Day after the Effective Time) through its payroll systems. For the avoidance of doubt, any Company Stock Option which has a per share exercise price that is greater than or equal to the Merger Consideration shall be canceled at the Effective Time for no consideration or payment.

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(b) At the Effective Time, each award for shares of Company Common Stock under any Company Stock Plan or otherwise that is subject to service-based restrictions or vesting conditions (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Restricted Stock Award or any other Person, fully vested and converted in accordance with Section 3.01(b) into only the right to receive from Parent and the Surviving Entity an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock in respect of such Company Restricted Stock Award multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.08 (such amounts payable hereunder, the “Restricted Stock Award Payments”). The Surviving Entity shall cause each Restricted Stock Award Payment to be paid, as promptly as practicable following the Effective Time (and not later than the first regularly scheduled payroll date on or after the fifth Business Day after the Effective Time) through its payroll systems.

(c) The Company shall take all requisite action to: (i) cause any offering period (or similar period during which shares of Company Common Stock may be purchased) underway as of the date hereof under the Company 2017 Employee Stock Purchase Plan (the “Company ESPP”) to be the final offering period under the Company ESPP, such that no new offering period will commence under the Company ESPP after the date hereof and the current offering period underway shall be terminated as soon as practicable, but no later than thirty (30) days following the execution of this Agreement (the “Final Purchase Date”); (ii) make any pro-rata adjustments that may be necessary and that are permissible under the terms of the Company ESPP and applicable Law to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause each participant’s purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Purchase Date; (iv) ensure no new participants enroll in the Company ESPP after the date hereof and that no current participant in the Company ESPP can increase his or her payroll deductions from those in effect on the date hereof; and (v) terminate the Company ESPP as of the Final Purchase Date. On the Final Purchase Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP, and each share of Company Common Stock purchased prior to the Offer Closing thereunder shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 3.01, less any Taxes required to be withheld in accordance with Section 3.08. No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Purchase Date. The Company shall provide timely notice of the setting of the Final Purchase Date and termination of the Company ESPP in accordance with the Company ESPP. For the avoidance of doubt, no purchase right under the Company ESPP shall be considered a Company Stock Option for the purposes of this Agreement.

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(d) At or prior to the Offer Closing, each of the Company, the Company Board and the Compensation Committee of the Company Board (the “Compensation Committee”) shall adopt any resolutions and take any actions (including delivering all required notices) that may be necessary or advisable to effectuate the provisions of this Section 3.10. At or prior to the Offer Closing, the Company shall terminate each Company Stock Plan, each Company Stock Option, each Company Restricted Stock Award and each Company ESPP Right without any further liability (other than the obligation to provide the awards and make the payments described in this Section 3.10) on the part of the Company, the Surviving Entity, Parent or any of their respective Subsidiaries.

(e) In the event that an Offer Termination occurs (other than as a result of a termination of this Agreement in accordance with its terms) the term “Offer Closing” shall be deemed replaced by the term “Effective Time” in this Section 3.10.

Article IV

Representations and Warranties of the Company

Except as set forth in (i) the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), or in another section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure relates to such Section, or (ii) (other than with respect to the representations contained in Section 4.01, Section 4.02, Section 4.03, Section 4.06(i) and Section 4.13) any disclosure in the Company SEC Documents filed with or furnished by the Company to the SEC prior to the first Business Day prior to the date of this Agreement (but excluding any disclosure contained in any such reports, schedules, forms, statements and other documents under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” or disclosures that are predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as set forth below in this Article IV.

Section 4.01 Organization; Standing and Power; Organizational Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a corporation, and each of its Subsidiaries is a corporation, limited liability company or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under, in the case of the Company, the Laws of Florida, and, in the case of the Subsidiaries of the Company, the Laws of their respective jurisdictions of organization, and the Company has the requisite corporate, and each of its Subsidiaries has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets, properties and rights owned, leased, licensed or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or have a material adverse effect on the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by the Transaction Documents.

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(b) Organizational Documents. The Company has made available to Parent complete copies of the articles of incorporation and by-laws, each as amended to date, for the Company (collectively, “Charter Documents”). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Organizational Documents applicable to them, except where such violation by a Subsidiary, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or have a material adverse effect on the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by the Transaction Documents.

(c) Subsidiaries. Section 4.01(c) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date of this Agreement and its place of organization. Section 4.01(c) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company, (i) the number and type of any capital stock of, or description of other equity or voting interests in, such Subsidiary that is outstanding as of the date of this Agreement and (ii) the number and type of shares of capital stock of, or description of other equity or voting interests in, such Subsidiary that, as of the date of this Agreement, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Permitted Liens and Liens (x) imposed by applicable securities Laws, (y) arising pursuant to the Organizational Documents of any non-wholly owned Subsidiary of the Company or (z) set forth in Section 4.01(c) of the Company Disclosure Letter. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 300,000,000 shares of Company Common Stock and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on August 27, 2019 (the “Measurement Date”), the only shares of capital stock of the Company issued and outstanding were 170,372,173 shares of Company Common Stock, including 2,578,750 shares of Company Common Stock underlying Company Restricted Stock Awards. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement, including pursuant to the exercise of any Company Stock Options or the vesting or settlement of any Company Equity Awards, will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All outstanding shares of capital stock of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act and “blue sky” laws. No Subsidiary of the Company owns any shares of Company Common Stock.

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(b) Stock Awards.

(i) As of the close of business on the Measurement Date, an aggregate of 13,504,575 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options, and an aggregate of 0 shares of Company Common Stock were reserved for issuance pursuant to Company ESPP Rights. As of the close of business on the Measurement Date, the weighted average exercise price of the Company Stock Options outstanding as of such date was $0.83 per share. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on the Measurement Date a list of each outstanding Company Equity Award granted under the Company Stock Plans, and as applicable, (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price of such Company Stock Option, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the close of business on the Measurement Date and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans or the Company ESPP, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. To the Knowledge of the Company, no current holder of any unvested Company Equity Award has made an election under Section 83(b) of the Code with respect to the shares of Company Common Stock subject to such Company Equity Award.

(ii) Except for the Company Equity Awards or as set forth in Section 4.02(b)(ii) of the Company Disclosure Letter, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company, (B) options, warrants, calls, rights, securities, commitments, derivative contracts, forward sale contracts or other agreements, Contracts or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company, or obligating the Company or any Subsidiary of the Company to issue, grant or enter into any such option, warrant, call, right, security, commitment, derivative contract, forward sale contract or other agreement, Contract or commitment, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, performance cash awards, performance units, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”).

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(iii) Except as set forth on Section 4.02(b)(iii) of the Company Disclosure Letter, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to or bound by any voting agreement with respect to the voting, sale or transfer of any Company Securities or Company Subsidiary Securities. None of the Company or any wholly owned Subsidiary of the Company is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of such wholly owned Subsidiaries.

(iv) Since the Measurement Date through the date of this Agreement, (A) the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) and (B) the Company has not granted, or modified the terms of, any Company Equity Awards.

(v) (A) No dividends or similar distributions have accrued or been declared but are unpaid on any Company Securities and (B) except for the Company’s obligations under this Agreement and as set forth on Section 4.02(b)(v) of the Company Disclosure Letter, the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Security.

(c) Company Subsidiary Securities. As of the date of this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants, calls, rights, securities, commitments, derivative contracts, forward sale contracts, or other agreements, Contracts or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to issue, grant or enter into any such option, warrant, call, right, security, commitment, derivative contract, forward sale contract or other agreement, Contract or commitment, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

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Section 4.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Company and its Subsidiaries have all requisite corporate power and authority to execute, and deliver, and to perform their respective obligations under the Transaction Documents to which they are a party, subject to, in the case of the consummation of the Merger to the extent required by Law, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”). The execution and delivery by the Company and its Subsidiaries of the Transaction Documents to which they are a party and the consummation by the Company and its applicable Subsidiaries of the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, and thereby have been duly authorized by all necessary corporate action on the part of the Company and its applicable Subsidiaries and no other corporate proceedings on the part of the Company or its applicable Subsidiaries are necessary to authorize the execution and delivery of the Transaction Documents or to consummate the Offer, the Top-Up Option, the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger to the extent required by Law, to the receipt of the Requisite Company Vote. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”). The other Transaction Documents to which the Company or any of its Subsidiaries are a party have been duly executed and delivered by the Company or its applicable Subsidiaries and, assuming due execution and delivery by the other parties thereto, constitute the valid and binding obligation of the Company or its applicable Subsidiaries who are parties thereto, enforceable against the Company or its applicable Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

(b) Non-contravention. The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated by the Transaction Documents, including the Merger, do not and at the Closing will not: (i) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (v) of Section 4.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote to the extent required by Law, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties, assets or rights; (iii) other than as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become such a default) under, or require any consent, approval, Order, authorization, waiver, franchise or clearance (any of the foregoing being a “Consent”) under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any Material Contract or Company Permit; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties, assets or rights of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, failures to obtain Consent or creation of any Liens, in each case, that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

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(c) Governmental Consents. No Consent of, or registration, declaration, submission or filing with, or notice to (any of the foregoing being a “Filing”), any Governmental Entity is required under applicable Law to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of the Transaction Documents or the consummation by the Company of the Merger and other transactions contemplated hereby or thereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Florida and any other filing and recordation of appropriate merger documents as required by the FBCA; (ii) the filing with the SEC of the Schedule 14D-9 and, if necessary, of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Company Proxy Statement”), and any other Filings required under, and compliance with other applicable requirements of the Exchange Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the rules of the NYSE American as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Filings and Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) such Filings and Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE American; and (v) such other Consents which if not obtained or made would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

(d) Board Approval. The Company Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has (i) determined that this Agreement, the Offer and the Merger are fair to, and in the best interests of, the Company and the Company’s shareholders, (ii) approved and declared advisable this Agreement, including the execution, delivery and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Offer, the Top-Up Option and the Merger, upon the terms and subject to the conditions set forth herein, (iii) directed that this Agreement be submitted to a vote of the shareholders of the Company for adoption at the Company Shareholders Meeting, if required by applicable Law, and (iv) resolved to recommend that the shareholders of the Company accept the Offer, and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, vote in favor of adoption of this Agreement in accordance with the FBCA (collectively, the “Company Board Recommendation”).

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Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act since January 1, 2017 (all such registration statements, prospectuses, reports, schedules, forms, statements and other documents filed or furnished by the Company since January 1, 2017, including those filed or furnished subsequent to the date of this Agreement, collectively, together with all exhibits and schedules thereto and other information incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Documents, at the time filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC other than as part of the Company’s consolidated group. There are no outstanding or unresolved comments in any comment letters from the SEC staff received by the Company with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. Since January 1, 2017, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act or by Rule 13a-14 or 15d-14 under the Exchange Act with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct in all material respects on the date such certifications were made.

(b) Financial Statements. The consolidated financial statements (including any related notes and schedules thereto) of the Company contained in the Company SEC Documents: (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (ii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations, comprehensive income, cash flows and changes in equity for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. The unaudited statements of sales, costs and net brand contribution (including any related notes and schedules thereto) for the fiscal years ended March 31, 2017, 2018 and 2019 and the three months ended June 30, 2019 made available to Parent prior to the date of this Agreement, fairly and accurately present in all material respects the information contained therein consistent with the past practices and methodologies historically used by the Company for the time periods described therein.

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(c) Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 or 15d-14, as applicable, under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such significant deficiency, material weakness or fraud so disclosed to the Company’s auditors and the audit committee of the Company Board, if any, has been disclosed to Parent prior to the date of this Agreement.

(d) Liabilities and Obligations. The Company and its consolidated Subsidiaries do not have any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for liabilities and obligations (i) disclosed, reflected or reserved against in the Company SEC Documents, the Company Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice, (iii) arising out of or in connection with this Agreement or the transactions contemplated hereby, (iv) set forth in Section 4.07 of the Company Disclosure Letter, or (v) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) No Complaints. Since January 1, 2017, neither the Company nor any of its Subsidiaries, nor any director or executive officer of the Company or any of its Subsidiaries has, and, to the Knowledge of the Company, no other officer or employee of the Company or any of its Subsidiaries has, received any material complaint, allegation, assertion or claim, in writing (or, to the Knowledge of the Company, orally) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(f) Affiliate Transactions. There are not and have not been since January 1, 2017 any transactions, or series of related transactions, agreements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed at the times they would be required to be disclosed pursuant to the Securities Act and the rules and regulations promulgated thereunder in the Company SEC Documents filed prior to the date of this Agreement.

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Section 4.05 Absence of Certain Changes or Events. Except in connection with the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated hereby and as set forth in Section 4.05 of the Company Disclosure Letter, (a) since the date of the Company Balance Sheet until the date hereof, the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of business consistent in all material respects with past practice, (b) there has not been a Company Material Adverse Effect and (c) since June 30, 2019 until the date hereof, the Company and its Subsidiaries have not taken any action or failed to take any action which, if taken or failed to have been taken (without consent) between the date hereof and the Effective Time, would constitute a breach of Section 6.01(b)(i), Section 6.01(b)(ii), Section 6.01(b)(iii), Section 6.01(b)(iv), Section 6.01(b)(v), Section 6.01(b)(ix), Section 6.01(b)(x) and Section 6.01(b)(xiii).

Section 4.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed, or caused to be duly and timely filed (taking into account any valid extensions) with the proper Governmental Entity all Tax Returns required to be filed by them and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to be paid with respect to the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been duly and timely paid. All Taxes required to be withheld or collected by the Company or any of its Subsidiaries have been duly and timely withheld or collected, and such withheld or collected Taxes have been duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose. No written agreement or other document waiving or extending the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company or any Subsidiaries has been filed or entered into with any Governmental Entity and is still in effect. The Company has made available to Parent prior to the date of this Agreement accurate copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the Tax years ended on or after March 31, 2014.

(b) Liens. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(c) Tax Deficiencies and Audits. There are no deficiencies for any amount of Taxes that have been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any of its Subsidiaries that have not been resolved and paid in full. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing, pending or, to the Knowledge of the Company, threatened with respect to any Taxes of the Company or any of its Subsidiaries.

(d) Tax Jurisdictions. No claim (that remains unresolved) has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or does not pay a particular type of Tax that the Company or any such Subsidiary is or may be required to file such Tax Return or pay such type of Tax in that jurisdiction.

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(e) Rulings, Section 7121, Consolidated Groups, Transferee Liability and Tax Agreements. Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision, or any similar provision of state, local or foreign Law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date. Neither the Company nor any of its Subsidiaries, (i) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent), (ii) has any liability for Taxes of any Person (other than the Company or any of its current Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as transferee or successor, (iii) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income tax purposes, or (iv) is a party to, bound by or has any liability under any Tax sharing, allocation, gain recognition (within the meaning of the Treasury Regulations under Section 367 of the Code) or indemnification agreement or arrangement (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which agreements does not relate to Taxes).

(f) Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution that was purported to or intended to qualify for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of local, state or foreign Law) occurring during the three-year period ending on the date of this Agreement.

(g) Certain Events. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) election pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) made with respect to any period ending on or prior to the Closing Date, (v) intercompany transaction or any excess loss account as defined in Treasury Regulations Sections 1.1502-13 and 1.1502-19 (or any corresponding or similar provision of state, local or foreign Law), (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date, (vii) application of Sections 951 or 951A of the Code (or any corresponding or similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date, or (viii) the application of Section 965 of the Code (including any election under Section 965(h) of the Code). Neither the Company nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(c) (or any corresponding or similar provision of state, local or foreign Law).

(h) Entity Jurisdiction and Classification. Section 4.06(h) of the Company Disclosure Letter lists (i) the country of tax residence and (ii) the U.S. federal income tax classification of each Subsidiary of the Company. No Subsidiary of the Company has made, or has been the subject of, an entity classification election under Section 301.7701-3 of the U.S. Treasury Regulations in the last five years.

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(i) Net Operating Loss Carryforwards. To the Knowledge of the Company, Section 4.06(i) of the Company Disclosure Letter sets forth (i) the consolidated net operating loss carryforward of the Company and its Subsidiaries as of March 31, 2019 for U.S. federal income tax purposes and (ii) the annual “382 limitation” (within the meaning of Section 382 of the Code) in respect of any such net operating loss carryforwards of the Company and its Subsidiaries that are subject to limitation pursuant to Section 382 of the Code and, in each case, such amounts set forth on Section 4.06(i) of the Company Disclosure Letter are materially accurate. Except as set forth on Section 4.06(i) of the Company Disclosure Letter, to the Knowledge of the Company, no net operating loss carryforwards of the Company and its Subsidiaries are subject to limitation pursuant to Section 382 of the Code or any similar provision of state tax law. Except as a result of the transactions contemplated by this Agreement, no “preacquisition loss” (within the meaning of Section 384 of the Code) of the Company or its Subsidiaries that could otherwise be used to offset income attributable to any recognized built-in gains are subject to limitation pursuant to Section 384 of the Code.

(j) 2005 Acquisition. (i) The acquisition by the Company of stock of GCP on February 18, 2005 constituted an acquisition by the Company of the common stock of GCP, the only authorized class of stock of GCP, representing at least 60% of (A) the voting power of the common stock of GCP and (B) the value of the common stock of GCP, and (ii) at all times following such acquisition, the Company has held common stock of GCP representing at least 60% of (A) the voting power of the common stock and (B) the value of the common stock of GCP.

Section 4.07 Brokers’ and Finders’ Fees. Except for fees payable to Perella Weinberg Partners LP and Houlihan Lokey Capital, Inc. (the “Company Financial Advisors”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company or any of its Subsidiaries or incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. The Company has made available to Parent, prior to the execution of this Agreement, accurate and complete copies of the engagement letters or other Contracts between the Company and the Company Financial Advisors relating to the transactions contemplated by this Agreement, including the Offer and the Merger.

Section 4.08 Employee Matters.

(a) Section 4.08(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of each Company Employee Plan, specifically identifying each plan sponsored or maintained by Oasis Outsourcing, Inc. (the “Oasis Plans”). For purposes of this Agreement, “Company Employee Plan” shall mean each plan, program, policy, collective bargaining agreement or other arrangement or agreement providing for employment, compensation, severance, deferred compensation, performance awards, stock or stock-based awards (including the Company Stock Plans and the Company ESPP), fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries (including any Oasis Plans) for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any liability.

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(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of each Company Employee Plan and material amendments thereto in each case that are in effect as of the date of this Agreement, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination letter received (or applicable opinion letter for a pre-approved plan) regarding the tax-qualified status of each such Company Employee Plan that is intended to be tax-qualified, (iii) the most recent financial statements for each such Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each such Company Employee Plan, (v) the current summary plan description for each Company Employee Plan, (vi) the most recent actuarial valuation report related to each such Company Employee Plan and (vii) all other material filings or material correspondence with any Governmental Entity with respect to each such Company Employee Plan, in each case made within the past three (3) years.

(c) Employee Plan Compliance. (i) Each Company Employee Plan other than any Oasis Plan (and any related trust or funding vehicle) and, to the Knowledge of the Company, each Oasis Plan, has been established, administered, and maintained in all material respects in accordance with its terms and in substantial compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) the Company and its Subsidiaries, where applicable, have timely made all material contributions and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all material benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved by the Company and its Subsidiaries to the extent required by, and in accordance with, GAAP; (iii) there are no material audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan other than any Oasis Plan nor, to the Knowledge of the Company, with respect to any Oasis Plan; (iv) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan other than any Oasis Plan nor to the Knowledge of the Company, with respect to any Oasis Plan (in each case, other than routine claims for benefits); and (v) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. To the Knowledge of the Company, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a timely determination or opinion letter from the IRS and to the Knowledge of the Company, no such determination or opinion letter has been revoked nor has any such revocation been threatened, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code.

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(d) Employee Plan Liabilities. Neither the Company nor any Company ERISA Affiliate sponsors, maintains, participates in, contributes to or has any liability with respect to, or has in the past sponsored, maintained, participated in, contributed to or had any liability with respect to, any plan subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans.

(e) Certain Company Employee Plans. No Company Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA Affiliates has at any time contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan.

(f) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code is in substantial documentary compliance, and has been operated in substantial compliance, with such section and all applicable regulatory guidance. No current or former employee of, or independent contractor to, the Company or any of its Subsidiaries has a right to be indemnified for the additional taxes under Section 409A of the Code.

(g) Section 280G. Except as set forth on Section 4.08(g) of the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (either alone or upon the occurrence of any additional or subsequent events), will result in any “excess parachute payment” under Section 280G of the Code. No current or former employee of, or independent contractor to, the Company or any of its Subsidiaries has any right to be indemnified for, or receive any gross-up, reimbursement or other payment in respect of, any Tax under Section 4999 of the Code. The Company has made available to Parent copies of calculations under Section 280G of the Code prepared in good faith (whether or not final) with respect to payments to disqualified individuals that may be made in connection with the transactions contemplated by this Agreement.

(h) Effect of Transaction. Except as set forth in Section 4.08(h) of the Company Disclosure Letter and other than pursuant to Company Equity Awards, none of the execution of this Agreement, the consummation of the Merger, or any of the other transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former Company Employee to severance pay or any other payment or benefit; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company, or after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan or (v) otherwise give rise to any material liability under any Company Employee Plan.

(i) Employment Law Matters. Each of the Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, overtime exemption classification, employee health and safety, protected concerted activity, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to Company Employees and contingent workers.

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(j) Labor. Neither the Company nor any of its Subsidiaries is party to, or subject to, any question concerning representation, duty to bargain, or collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. (i) No work stoppage, slowdown, boycott, picketing, lockout, job action, labor dispute, or labor strike against the Company or any of its Subsidiaries is pending, threatened or has occurred since January 1, 2017, and, (ii) to the Knowledge of the Company, no work stoppage, slowdown, boycott, picketing, lockout, job action, labor dispute, or labor strike against the Company or any of its Subsidiaries is threatened. None of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, material Legal Action, election petition or other material union activity of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no material Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, wage and hour violations, unfair labor practices, or other alleged violations of Law. Without limiting the foregoing, there is no pending or, to the Knowledge of the Company, threatened claim or litigation against the Company with respect to allegations of sexual harassment or sexual misconduct, and in the last three (3) years (i) there have been no reported internal or external complaints accusing any supervisory or managerial employee of the Company of sexual harassment or sexual misconduct and (ii) there has been no settlement of, or payment arising out of or related to, any litigation or complaint with respect to sexual harassment or sexual misconduct.

Section 4.09 Property Matters.

(a) Owned Real Estate. Neither the Company nor any of its Subsidiaries own any real property.

(b) Leased Real Estate. Section 4.09(b) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of the Leased Real Estate and includes the address, landlord and tenant for each of the Leased Real Estate. The Company has made available to Parent copies that are correct and complete of Leases and amendments thereto in each case that are in effect as of the date of this Agreement: (i) all the Leases are valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions; (ii) neither the Company nor any of its Subsidiaries has violated any material provision of, or failed to perform any material obligation required under the provisions of, any Lease; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any counterparty is in breach, or has received written notice of breach, of any Lease, except, with respect to each of clauses (i), (ii) and (iii), where such failure to be valid and binding or such violation or breach would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any third party any right to the possession, lease, occupancy or enjoyment of any material portion of the Leased Real Estate.

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(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real, personal and tangible) that are used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted free and clear of any Lien other than Permitted Liens.

Section 4.10 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, all insurance policies (including fidelity bonds and other similar instruments) (“Policies”) with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, all Policies (or other insurance policies providing substantially similar insurance coverage) have been in effect continuously since January 1, 2017 (other than Policies purchased after such date) and all invoices for premiums due with respect to all Policies have been paid, (ii) except as otherwise permitted under Section 6.08(b) of this Agreement, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies and (iii) the Company and its Subsidiaries have not received any written notice of cancellation or, to the Knowledge of the Company, threatened cancellation of any of the Policies or of any material claim pending regarding the Company or any of its Subsidiaries under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. The Company and its Subsidiaries maintain insurance with reputable insurers, in reasonable amounts and against such risks as would be good business practice for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate.

Section 4.11 Information Supplied. Neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to shareholders of the Company, or on the Offer Expiration Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will not, on the date it is first mailed to shareholders of the Company (or any amendments or supplements thereto) and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Company Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

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Section 4.12 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.07, the Company Board has taken all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Sections 607.0901 and 607.0902 of the FBCA to the extent, if any, such sections would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other moratorium, control share acquisition, business combination, fair price or other Takeover Law applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.13 Opinions of Company Financial Advisors. Each of the Company Financial Advisors has delivered to the Company Board its separate opinion to the effect that, as of the date of such opinion and subject to the various assumptions and limitations set forth therein, the consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish accurate and complete copies of such opinions to Parent solely for informational purposes, it being understood that Parent may not rely on such opinions.

Section 4.14 Title to Assets. The Company has good and valid title to all material tangible assets owned by it, including all assets reflected on the Company Balance Sheet, except for assets subject to Permitted Liens and assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure has not had a Company Material Adverse Effect.

Section 4.15 Customers and Suppliers. Section 4.15 of the Company Disclosure Letter sets forth a true and complete list of the top 10 customers (each a “Significant Customer”) of the Company for each of the fiscal years ended March 31, 2018 and 2019 and the three months ended June 30, 2019. Section 4.15 of the Company Disclosure Letter sets forth a true and complete list of the top 10 suppliers (each a “Significant Supplier”) of the Company and the aggregate purchase volume in dollars from each Significant Supplier to the Company for each of the fiscal years ended March 31, 2018 and 2019 and the three months ended June 30, 2019. No Significant Customer or Significant Supplier has (x) terminated, cancelled or failed to renew, or given the Company written or oral notice that references its intention to terminate, cancel or fail to renew, its business relationship with the Company (whether or not subject to a Contract) and (y) since June 30, 2019 through the date hereof, materially reduced, or given the Company written or oral notice that references its intention to materially reduce, its business dealings with the Company or any of its Affiliates.

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Section 4.16 Anti-Corruption; Sanctions.

(a) The Company and its Subsidiaries and, each of their respective officers, directors and employees, and, to the Knowledge of the Company, their agents and other individuals or entities acting for or on their behalf, have not directly or indirectly violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery laws or regulations applicable to the Company and its Subsidiaries.

(b) Without limiting the foregoing, the Company and its Subsidiaries, and each of their respective officers, directors and employees, and, to the Knowledge of the Company, their agents and other individuals or entities acting for or on their behalf, have not directly or indirectly paid, offered, promised, or authorized any gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value to any Person, (including but not limited to any official or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity), for the purpose of: (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such Person to influence improperly his or her or its employer, public or private, or any Governmental Entity, to affect an act or decision of such employer or Governmental Entity, including to assist any Person in improperly obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable Law).

(c) The Company and its Subsidiaries have not engaged directly or indirectly in transactions: (i) connected with any of Crimea, Cuba, Iran, Myanmar, North Korea, Sudan, or Syria; (ii) connected with any government, country, or other individual or entity that is the target of U.S., U.K., or EU economic sanctions; or (iii) prohibited by any economic or trade sanctions law of the U.S., U.K., or other relevant jurisdiction.

Section 4.17 Compliance; Permits.

(a) Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and has been, in compliance with all Laws (including Alcohol Laws or Orders) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity, including, without limitation, any subpoena or investigative demand, stating that the Company or any of its Subsidiaries is not in material compliance with any Law, including any Alcohol Laws or Orders, in each case, other than surveys or audits conducted in the ordinary course of business. To the Knowledge of the Company, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, subpoena, proceeding or request for information related to noncompliance with, or otherwise involving, any Alcohol Laws or Orders, pending against the Company or any of the Subsidiaries other than ordinary course audits, denials or surveys. Neither the Company nor any of its Subsidiaries is party to or subject to any deferred prosecution agreement, consent order, consent decree or other settlement agreement or memorandum of understanding with any Governmental Entity.

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(b) Permits. The Company and its Subsidiaries hold all material Permits necessary to operate the business of the Company and its Subsidiaries as it is currently being operated and use their respective properties and assets as currently used (such Permits, collectively, the “Company Permits”). The Company and its Subsidiaries are in material compliance with the terms of all Company Permits. All Company Permits are valid and in full force and effect, no default has occurred under any Company Permits, and no limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any Company Permit is pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred that would result in the limitation, restriction, suspension, cancellation, revocation, withdrawal, modification or non-renewal of any Company Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Legal Proceedings. Section 4.18(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of any Legal Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, assets or rights or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case, by or before any Governmental Entity. Section 4.18(b) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of any material Legal Action commenced by the Company or any of its Subsidiaries against any other Person which Legal Action has not been finally resolved. None of the Company or any of its Subsidiaries or any of their respective properties, rights or assets is or are subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of, or settlement agreement or other written agreement with, a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which, if breached, violated or not complied with would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19 Intellectual Property.

(a) Owned IP. Section 4.19(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all Owned IP that is the subject of any issuance, registration, application or designation thereof, to or with any Governmental Entity, authorized private registrar or that is granted contractually, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing and social media user names and handles, as well as any Trademarks that the Company and/or one of its Subsidiaries currently uses or proposes to use, but for which no registrations have been sought, including for each item the current owner or registrant, jurisdiction, application and/or registration date and expiration date thereof, as applicable.

(b) Right to Use; Title; Sufficiency. The Company and/or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Owned IP set forth in Section 4.19(a) of the Company Disclosure Letter, and the Company and/or one of its Subsidiaries owns or has the right to use all Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens other than Permitted Liens. The Owned IP together with any Intellectual Property licensed to the Company and its Subsidiaries, constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries immediately following the Closing as it is being conducted as of the date hereof and will be conducted immediately prior to the Closing.

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(c) Validity and Enforceability. To the Knowledge of the Company, the Company and its Subsidiaries’ rights in the Owned IP are subsisting and valid and enforceable. The Company and each of its Subsidiaries have taken commercially reasonable steps to maintain the Owned IP and to protect and preserve the confidentiality of all Trade Secrets included in the Owned IP. There are no renewals, annuities, payments, fees, responses to office actions or other formal filings that must be taken by the Company or any of its Subsidiaries within 120 days after the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Owned IP.

(d) Ownership of Employee and Consultant IP. Except as set forth in Section 4.19(d) of the Company Disclosure Letter, all employees and contractors involved in the creation of Intellectual Property for the Company and its Subsidiaries within the scope of their employment or consulting (as applicable), have assigned their rights in such Intellectual Property to the Company or one of its Subsidiaries (to the extent not owned by the Company or one of its Subsidiaries by operation of law).

(e) Noninfringement. Since January 1, 2017: (i) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person, and is not currently doing so, and (ii) to the Knowledge of the Company, no third party has infringed upon, diluted, violated or misappropriated any Owned IP or is currently doing so.

(f) IP Legal Actions. There are no material Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or (ii) challenging the validity, enforceability or ownership of any Owned IP.

(g) IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Systems have, since January 1, 2017, (i) not malfunctioned or failed in a manner that would impair the ability of the Company and its Subsidiaries to carry on their respective businesses and (ii) operated and performed in all material respects the functions necessary to carry on the operations of the business of the Company and its Subsidiaries as conducted as of the date of this Agreement, as applicable.

(h) Data Protection. The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain the integrity and security of the Company’s and its Subsidiaries’ material IT Systems, and, to the Knowledge of the Company, such IT Systems do not contain any Malware that would reasonably be expected to materially adversely affect the functionality of such IT Systems or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personally identifiable information, data or non-public information. Since January 1, 2017, to the Knowledge of the Company, no Person has gained unauthorized access to any of such IT Systems in any manner that would reasonably be expected to result in a material liability to the Company. The Company and its Subsidiaries have cyber security and data breach insurance that is reasonably adequate and suitable in respect of the IT Systems and the nature and volume of personally identifiable information, data or non-public information that any of them (or a third Person on behalf of any of them) collects, stores, uses, maintains or transmits.

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(i) Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017: (i) the Company and its Subsidiaries’ collection, storage, use, disclosure and transfer of any personally identifiable information has been and is in compliance with all applicable Laws and contractual obligations relating to privacy, data security and data protection, (ii) none of the Company and its Subsidiaries has received a complaint from any Governmental Entity regarding its collection, use or disclosure of personally identifiable information and (iii) there has been no breach or loss of personally identifiable information by the Company, its Subsidiaries or any third parties.

Section 4.20 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws.

(b) Neither the Company nor any of its wholly owned Subsidiaries has caused any release of or exposure to any Hazardous Substance, at any property currently or formerly owned or operated by the Company or any Subsidiary.

(c) There is no Legal Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any liability under or non-compliance with any Environmental Law, and neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law.

Section 4.21 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) any Contract pursuant to which the Company or any of its Subsidiaries reasonably expects to have remaining obligations to make payments of more than $500,000 in any calendar year or $1,000,000 in the aggregate;

(iii) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries or, at any time after the consummation of the Merger, the Surviving Entity, Parent or any of their respective Subsidiaries, (x) to engage in any line of business or (y) to compete with any Person or operate in any geographical location;

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(iv) any Contract that grants any third party any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company and its Subsidiaries (other than Intellectual Property);

(v) any Contract relating to the disposition or acquisition, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of any assets, rights or properties with a fair market value in excess of $750,000 entered into since January 1, 2017 or which contains material remaining obligations of performance that are binding on the Company or any of its Subsidiaries;

(vi) any Contract that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or in which the Company has provided “most favored nation” covenants to any third party that is material to the Company and its Subsidiaries, taken as a whole;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to Indebtedness, whether as borrower or lender, in each case in excess of $500,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect Subsidiaries of the Company;

(ix) any Contract relating to the settlement of a proceeding that imposes any ongoing material restriction on the Company or any of its Subsidiaries;

(x) any Contract in which (A) the Company or any of its Subsidiaries is granted a license or other right under any Intellectual Property material to the Company and its Subsidiaries, taken as a whole, or (B) pursuant to which the Company or any of its Subsidiaries grants a license or other right to any third party under any material Owned IP (other than non-exclusive licenses entered into in the ordinary course of business);

(xi) any Contract constituting an employment agreement or agreement under which the Company or one of its Subsidiaries has an ongoing severance obligation, in either case with employees of the Company or any of its Subsidiaries, or a change in control bonus or incentive payment contract with any director or employee of the Company or any of its Subsidiaries other than employment agreements or offer letters that conform to the terms of the standard form of offer letters and employment agreements made available to Parent;

(xii) any Contract that requires or permits the Company, or any successor, to, or acquirer of the Company, to make any payment to another person as a result of a change of control of the Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment or is subject to modification or termination as a result of a change of control of the Company or any of its Subsidiaries;

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(xiii) any Contract with any Affiliate, director, “named executive officer” (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Contracts pursuant to Company Options or Company Restricted Stock Awards);

(xiv) any joint venture or partnership agreement, or other similar Contract, providing for the formation, creation, management or control of any material joint venture or partnership; or

(xv) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person in excess of $250,000.

(b) Schedule of Material Contracts. Except for Material Contracts that have been filed as exhibits to the Company SEC Documents as of the date hereof, Section 4.21 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Material Contracts. The Company has made available to Parent copies that are correct and complete in all material respects of all Material Contracts and amendments thereto in each case that are in effect as of the date of this Agreement.

(c) No Breach. (i) All of the Material Contracts are valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions, (ii) to the Knowledge of the Company, there are no material disputes pending or threatened with respect to any Material Contract, (iii) neither the Company nor any of its Subsidiaries has violated any material provision of, or failed to perform any material obligation required under the provisions of, any Material Contract, and (iv) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach (with or without notice or lapse of time, or both) of any Material Contract; except, with respect to each of clauses (i), (ii), (iii) and (iv), where such failure to be valid and binding or in full force and effect or dispute, violation or breach would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Material Contract to terminate for default, convenience or otherwise any Material Contract.

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Section 4.22 Inventory; Products.

(a) The bulk liquor and other raw materials inventory used or held for use in the business of the Company and its Subsidiaries at a production facility or a warehousing facility (the “Raw Materials Inventory”) has the properties necessary to permit it to be made in the ordinary course into Finished Goods Inventory of a quality and type consistent with past practice, except for the normal and customary allowances for spoilage, obsolescence, damage or otherwise unsellable products (“Unsellable Inventory”). All of the Finished Goods Inventory is of a quality usable and salable in the ordinary course of business consistent with past practice, except for Unsellable Inventory. All of the Finished Goods Inventory has been packaged, produced and labeled in accordance with applicable Laws, and the Company has provided to Parent substantiation for all labeling and marketing claims made on or in reference to the Finished Goods Inventory. No Finished Goods Inventory has been labeled or marketed deceptively. All items included in the Raw Materials Inventory and the Finished Goods Inventory are the property of the Company, free and clear of any Lien other than Permitted Liens, and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Entities. Section 4.22(a) of the Company Disclosure Letter sets forth, as of August 27, 2019, a list of all (x) bulk bourbon whiskey and rye whiskey used or held for use in the business of the Company and its Subsidiaries and stored in barrels at a production facility or a warehousing facility and (y) Finished Goods Inventory consisting of finished case goods of bourbon whiskey and rye whiskey, including (i) its name, (ii) its source (where available), (iii) its mash bill (where available), (iv) its vintage, (v) its age, (vi) its quantity, (vii) its cost per barrel or proof gallon, as applicable, and (viii) the warehouse in which it is located.

(b) Since January 1, 2017, there have been no product recalls or extraordinary product returns in connection with the business of the Company and its Subsidiaries and, to the Knowledge of the Company, none are threatened or pending. All products distributed or sold by the Company or its employees or agents (the “Products” and each a “Product”) and, to the Knowledge of the Company, all of the Company’s suppliers’ products used in the manufacture of the Products (the “Supplier Products” and each a “Supplier Product”), have been sold in compliance in all material respects with all applicable Laws (including Alcohol Laws or Orders). To the Knowledge of the Company, each Product and each Supplier Product complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity. To the Knowledge of the Company, the Company has no material liability arising out of any injury to individuals or property as a result of the sale of any Products.

(c) The quantity of the Raw Materials Inventory and Finished Goods Inventory are, in each case, sufficient for the operation of the business of the Company and its Subsidiaries after the Closing consistent with its operation during the two (2) year period prior to the date of this Agreement. Since January 1, 2017, to the knowledge of the Company, without independent investigation, the average annual evaporation loss of all bulk bourbon whiskey and rye whiskey used or held for use in the business of the Company and its Subsidiaries and stored in barrels at a production facility or a warehousing facility is not expected to have exceeded three percent (3%) per annum.

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Section 4.23 No Other Representation or Warranty.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, OR IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED HEREBY, THE COMPANY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO PARENT AND MERGER SUB AND THEIR AFFILIATES AND REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO PARENT, MERGER SUB AND THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY THE COMPANY FINANCIAL ADVISORS, ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ITS SUBSIDIARIES). THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUB EXCEPT AS CONTAINED IN THIS ARTICLE IV, OR IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED HEREBY, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY THE COMPANY OR ITS SUBSIDIARIES, OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO PARENT’S OR MERGER SUB’S WRITTEN DILIGENCE REQUEST(S) AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

Article V
Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company, as of the date hereof and as of the Closing Date, as set forth below in this Article V:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization. Each of Parent and Merger Sub has the requisite corporate power and authority to carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

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Section 5.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under the Transaction Documents to which they are a party, and, subject to the adoption of this Agreement by the sole shareholder of Merger Sub, to consummate the transactions contemplated by the Transaction Documents. The execution and delivery by Parent and Merger Sub of the Transaction Documents to which they are a party, and the consummation by them of the transactions contemplated by the Transaction Documents to which they are a party, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including, in the case of the consummation of the Merger, the adoption of this Agreement by the sole shareholder of Merger Sub) and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of the Transaction Documents to which they are a party or to consummate the Offer, Top-Up Option, the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The other Transaction Documents have been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the other parties thereto (including the Company), constitute the valid and binding obligation of each of them, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

(b) Non-contravention. The execution, delivery and performance of the Transaction Documents by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by the Transaction Documents, do not and at the Closing will not: (i) contravene or conflict with, or result in any material violation or material breach of, the Organizational Documents of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(v) of Section 5.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties, assets or rights; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or require any Consent under, any Contract to which Parent or Merger Sub are a party or otherwise bound, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any Contract or Permit of Parent or Merger Sub; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties, assets or rights of Parent or Merger Sub, except, in the case of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, failures to obtain Consent or creation of any Liens, in each case, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Transaction Documents.

(c) Governmental Consents. No Consent of, or Filing with, any Governmental Entity is required under applicable Law to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of the Transaction Documents or the consummation by Parent and Merger Sub of the Offer, the Top-Up Option, the Merger and other transactions contemplated hereby and thereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Florida and any other filing and recordation of appropriate merger documents as required by the FBCA; (ii) the filing with the SEC of the Offer Documents and any other Filings required under, and compliance with other applicable requirements of the Exchange Act, the Securities Act and the rules of the NYSE American as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Filings and Consents as may be required under the HSR Act; (iv) such Filings and Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of the NYSE American; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Transaction Documents.

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Section 5.03 Legal Proceedings. As of the date of this Agreement, there is no pending or, to the knowledge of Parent, threatened, Legal Action against Parent or any of its respective Subsidiaries, including Merger Sub, nor is there any Order imposed upon Parent, or any of its respective Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would reasonably be expected, individually or in the aggregate, to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Transaction Documents.

Section 5.04 Information Supplied. Neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to shareholders of the Company, or on the Offer Expiration Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent specifically for inclusion (or incorporation by reference) in the Company Proxy Statement will not, on the date it is first mailed to shareholders of the Company (or any amendments or supplements thereto) and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 5.05 Sufficiency of Funds. Parent or Merger Sub will have available to it sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement on the Closing Date, including the payment of the Offer Price in respect of each Share validly tendered and accepted in the Offer, the Merger Consideration and all other amounts to be paid pursuant to this Agreement and the payment of all associated costs and expenses of the Offer and the Merger.

Section 5.06 Merger Sub. The authorized share capital of Merger Sub consists of 1,000 shares of Merger Sub Shares, of which one hundred shares are validly issued and outstanding. Each issued and outstanding Merger Sub Share is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub does not have any outstanding option, warrant, right, or other agreement pursuant to which any Person other than the sole shareholder of Merger Sub may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business nor conducted any operations other than the execution of the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

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Section 5.07 Ownership of Company Common Stock. During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries or Affiliates, including Merger Sub, was an “interested shareholder” of the Company, as such term is defined in Section 607.0901 of the FBCA, or was required to file a Schedule 13D or Schedule 13G with respect to its ownership of securities of the Company pursuant to the Exchange Act. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire or vote any shares of Company Common Stock, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Company Common Stock or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Company Common Stock, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.

Section 5.08 Brokers’ and Finders’ Fees. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither Parent, Merger Sub nor any of their respective Affiliates has any liability, directly or indirectly, for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5.09 Certain Arrangements. Except for the Support Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement understanding or undertaking, whether written or oral, with any shareholder of the Company or any member of the Company’s management or directors that is related in any way to the Company, its Subsidiaries or the transactions contemplated by this Agreement.

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Section 5.10 Independent Investigation; No Other Representation.

(a) Each of Parent and Merger Sub acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and Affiliated entities and (B) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and Subsidiaries and Affiliated entities, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by the Company, its Subsidiaries or any other Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article IV of this Agreement or in any certificate or other instrument delivered in connection with this Agreement, and that all other representations and warranties are specifically disclaimed.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article V OR ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED HEREBY, PARENT AND MERGER SUB DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE COMPANY AND ITS AFFILIATES AND REPRESENTATIVES. PARENT AND MERGER SUB DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY EXCEPT AS CONTAINED IN THIS Article V OR ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED HEREBY, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY PARENT, MERGER SUB, OR THEIR RESPECTIVE SUBSIDIARIES, OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

Article VI
Covenants

Section 6.01 Conduct of Business.

(a) The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except (w) as expressly contemplated by this Agreement, (x) as set forth in Section 6.01(a) of the Company Disclosure Letter, (y) as required by applicable Law or (z) with the prior written consent of Merger Sub, conduct its business in all material respects in the ordinary course and, to the extent consistent therewith and subject to compliance with the other restrictions set forth in this Section 6.01, the Company shall, and shall cause each of such Subsidiaries to, use commercially reasonable efforts to maintain and preserve intact, in all material respects, its and each of such Subsidiaries’ assets and business organization, to keep available the services of its and its Subsidiaries’ current executive officers and key employees, and to preserve in all material respects its and each of such Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, lenders, partners and other Persons having business relationships with it.

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(b) Without limiting the generality of Section 6.01(a), between the date of this Agreement and the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement, as set forth in Section 6.01(b) of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Merger Sub (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries, except for the issuance of shares of Company Common Stock upon the exercise, vesting or settlement of Company Stock Options in accordance with their terms thereof or pursuant to Company ESPP Rights;

(iii) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities (other than, in each case in accordance with their terms and in the ordinary course and consistent with past practice, (A) the acquisition by the Company of shares of Company Common Stock or Company Restricted Stock Awards in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options or by holders of Company Restricted Stock Awards upon the vesting thereof in order to pay taxes or other amounts due with respect thereto, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Employee Plans and (C) the acquisition by the Company of Company Stock Options and Company Restricted Stock Awards in connection with the forfeiture of such awards);

(iv) issue, deliver or sell any shares of its capital stock or any other Company Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise, vesting or settlement of Company Stock Options outstanding as of the date of this Agreement in accordance with the terms thereof or with respect to Company ESPP Rights outstanding as of the date hereof or granted in accordance with Section 3.10(c) or (B) any issuance of the Top-Up Shares in the event of the exercise of the Top-Up Option;

(v) amend its Organizational Documents (whether by merger, consolidation or otherwise) in any material respect;

(vi) purchase an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof (by merger, consolidation, acquisition of equity interests or assets or otherwise) except for any such transaction (A) for which the aggregate amount of the consideration paid or transferred (including all deferred or contingent consideration) by the Company and its Subsidiaries is not in excess of $500,000 individually or $1,000,000 in the aggregate, (B) for purchases or acquisitions of inventory, customer accounts and other assets in the ordinary course of business, including pursuant to the Company’s inventory supply agreements or arrangements, (C) pursuant to existing Contracts as of the date hereof or (D) between or among the Company and its wholly owned Subsidiaries;

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(vii) sell, lease or otherwise dispose of any of its properties, assets or rights (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business, (B) sales or other dispositions of properties, assets or rights with a fair market value that does not exceed $500,000 individually or $1,000,000 in the aggregate, (C) sales of obsolete, used, excess or written off assets, (D) sales or dispositions of finished goods of the Company or any of its Subsidiaries or (E) pursuant to any Contract existing and in effect as of the date hereof;

(viii) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties, assets or rights (including capital stock of any Subsidiary of the Company;

(ix) incur, assume or prepay any Indebtedness or guarantee any such Indebtedness of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person;

(x) make any loans or capital contributions to, or investments in, any Person in excess of $500,000 in the aggregate other than (A) to any of the Subsidiaries of the Company or (B) travel or similar advances to the Company’s employees in the ordinary course of business;

(xi) except for claims and litigation with respect to which an insurer has the right to control the decision to settle, settle any material claim or litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation for an amount not to exceed $250,000 or, if greater, does not materially exceed the total incurred case reserve amount for such matter maintained by the Company and/or its Subsidiaries;

(xii) fail to produce and deliver the Products (A) free from defects in workmanship, materials and design and in compliance with applicable Law, (B) of a quality at least as high as that of historical blends in regard to sensory attributes and specifications and (C) fit for their intended use and fit for human consumption;

(xiii) except as required by any Company Employee Plan in effect as of the date of this Agreement and listed in Section 6.01(b)(xiii) of the Company Disclosure Letter, (A) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, employees or independent contractors or consultants (who are natural persons) of the Company, (B) enter into any new or amend any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors, employees or independent contractors or consultants (who are natural persons) (C) establish, adopt, enter into, amend or terminate any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, other than routine annual modifications to Company Employee Plans in the ordinary course of business and consistent with past practice that do not increase the cost of maintaining such plans by more than a de minimis amount, (D) accelerate any rights or benefits under any Company Employee Plan, (E) fund any rabbi trust or similar arrangement, (F) grant or amend any long-term cash-based or equity-based incentive awards or (G) hire or terminate the employment or services (other than for cause) of (x) any executive officer of the Company or (y) any other employee, independent contractor or consultant (who are natural persons) who has annual base compensation greater than $100,000;

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(xiv) (A) enter into any agreement that would constitute a Material Contract or Lease if it were in existence as of the date hereof other than in the ordinary course of business or (B) amend, terminate or modify any material terms or obligations under any Material Contract or Lease except in the ordinary course of business;

(xv) change the Company’s methods of accounting in any material respect, except as required by concurrent changes in GAAP, Regulation S-X under the Exchange Act (or regulatory requirements with respect thereto);

(xvi) make any capital expenditure or commitment for any capital expenditure except (A) as set forth in Section 6.01(b)(xvi) of the Company Disclosure Letter, (B) to the extent consistent with the budget previously disclosed to Parent or (C) in amounts that do not exceed such budget by more than $1,000,000 in the aggregate;

(xvii) make material changes to its insurance program, other than its directors’ and officers’ liability insurance and health insurance programs;

(xviii) (A) terminate or, except to the extent not within the Company’s control, fail to renew or allow to lapse any Company Permits or (B) amend any Company Permit if doing so would adversely impact the ability of the Company and its Subsidiaries to conduct their businesses as a whole;

(xix) (A) settle or compromise any material Tax claim, (B) make, change or revoke any material Tax election, or adopt or change any material method of Tax accounting or change any Tax accounting period, (C) amend any income or other material Tax Returns, (D) surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, (E) enter into any closing agreement or similar agreement with any Tax authority in respect of Taxes or any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which agreements does not relate to Taxes), or (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax;

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(xx) amend or modify any of the engagement letters of the Company Financial Advisors;

(xxi) assign, transfer, license or abandon any material Owned IP, except in the ordinary course of business consistent with past practice;

(xxii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

(xxiii) agree, resolve or commit to do any of the foregoing.

The parties acknowledge and agree that nothing contained in this Section 6.01 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, or to give the Company the right to control or direct Parent’s or its Subsidiaries operations prior to the Effective Time, in violation of the HSR Act or other applicable Antitrust Law. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall not, subject to Section 6.04, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent and its Representatives reasonable access to the officers, employees, accountants, agents, properties, offices and other facilities and to the books and records of the Company and its Subsidiaries, (ii) keep Parent apprised of the status of matters relating to completion of the transactions contemplated by this Agreement including as promptly as practicable notifying Parent of any substantive notices or communication from or with any other Governmental Entity and as promptly as practicable furnishing Parent with copies of notices or other communications received by the Company from any Governmental Entity with respect to such transactions and (iii) promptly furnish to Parent and its Representatives such other information concerning the business and properties of the Company relating to all necessary notices, reports, consents, registrations, approvals, permits, authorizations, or other filing made by or on behalf of Parent or any of its Affiliates to any third party, including any Governmental Entity, in connection with the transactions contemplated by this Agreement. All access and investigation pursuant to this Section 6.03(a) shall be conducted (A) during normal business hours upon reasonable advance notice to the Company and (B) in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company and its Subsidiaries. The Company shall have the right to have one or more of its Representatives present at all times during any visits to the properties or offices of the Company, and during any discussions or contacts with the employees or agents of the Company, contemplated by this Section 6.03(a). Notwithstanding the foregoing in this Section 6.03(a), neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would (x) jeopardize the protection of any applicable privilege (including attorney-client privilege) or other immunity or protection from disclosure, (y) contravene any Law applicable to the Company or any of its Subsidiaries or their respective businesses or any Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets, properties or rights are bound or (z) result in the disclosure of competitively sensitive information; provided that the Company shall use commercially reasonable efforts to provide such access or allow the disclosure of such information (or as much of it as possible) in a manner that does not result in a loss of privilege or immunity, contravene any applicable Law or result in the disclosure of competitively sensitive information, as applicable.

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(b) The Confidentiality Agreement shall apply with respect to information furnished under this Agreement. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement (in the case of Parent, as if it were a party thereto), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.04 No Solicitation.

(a) Except as expressly permitted by this Section 6.04, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall cause its other Representatives and its controlled Affiliates’ other Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage, induce or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal, (ii) conduct or engage in any discussions or negotiations regarding, or furnish to any third party any non-public information relating to the Company or any of its Subsidiaries with or for the purpose of facilitating, inducing or encouraging, any Takeover Proposal (other than solely, in response to an unsolicited inquiry, (A) to contact a Person making a Takeover Proposal to clarify the terms thereof or (B) to refer inquiring Persons to this Section 6.04), (iii) except where the Company Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Statutes or the Company’s organizational and other governing documents, (v) approve, endorse or recommend any Takeover Proposal, (vi) enter into any letter of intent, acquisition agreement, merger agreement or other similar agreement (1) relating to any Takeover Proposal, (2) that is intended to or would reasonably be expected to lead to a Takeover Proposal or (3) that would require any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (vii) resolve to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their respective directors, officers and employees to, and shall cause its other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, that may be ongoing with any third party with respect to any Takeover Proposal and shall cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information, subject to Section 6.04(b), and shall terminate access of all Persons (other than Parent, the Company and their respective Subsidiaries and Representatives) to any “data room” with respect to any Takeover Proposal.

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(b) Notwithstanding anything to the contrary in Section 6.04(a) or any other provision of this Agreement, if at any time after the date of this Agreement and prior to the earlier of the Offer Closing or if the Offer Termination has occurred, the Effective Time, the Company or any of its Representatives receives a bona fide, unsolicited Takeover Proposal that did not result from a breach of this Section 6.04, and if the Company Board or any duly constituted or authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and, after consultation with its outside legal counsel, that the failure to take action with respect thereto would be inconsistent with the Company Board’s fiduciary duties under applicable Law, then the Company and its Representatives may, (i) provide access to the Company’s and its Subsidiaries’ employees, properties, assets, books and records and furnish information (including non-public information) with respect to the Company and its Subsidiaries to such third party and its Representatives; provided, in each case, that the Company previously has entered into an Acceptable Confidentiality Agreement with such third party; provided, further, that the Company shall substantially concurrently make available or provide to Merger Sub any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such third party and its Representatives that has not been previously provided to Merger Sub, and (ii) engage in or otherwise participate in negotiations or discussions with such third party and its Representatives regarding such Takeover Proposal.

(c) The Company shall promptly (and in any event within twenty-four (24) hours after receipt) notify Merger Sub orally and in writing in the event that the Company receives any Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Takeover Proposal or any initial request for non-public information concerning the Company from any Person or group who has made or would reasonably be expected to make a Takeover Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal or inquiry or request and provide copies of any written proposals, draft agreements and all draft or executed financing commitments and related documentation. The Company shall keep Merger Sub reasonably informed on a prompt basis of the status of any such Takeover Proposal, including any changes to the timing, amount or form of consideration, conditionality or other material terms of (or any other material developments with respect to) any Takeover Proposal, including by promptly, and in any event no later than twenty-four (24) hours after receipt by the Company or any of its Affiliates or Representatives, providing to Merger Sub copies of any additional or revised written proposals, draft agreements and all draft or executed financing commitments and related documentation. The Company agrees that it and its Affiliates will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information or materials to Merger Sub in accordance with, or otherwise complying with, this Section 6.04.

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(d) Except as expressly permitted by this Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, modify or qualify, or authorize or resolve to or publicly propose or announce its intention to change, withhold, withdraw, modify or qualify, in each case, in any manner adverse to Parent, the Company Board Recommendation, (B) make any public statement inconsistent with the Company Board Recommendation, (C) if a Takeover Proposal shall have been publicly announced or disclosed, either fail to recommend against such Takeover Proposal or fail to reaffirm the Company Board Recommendation as promptly as practical (but in any event within five (5) Business Days) following a written request by Parent to do so, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 6.04(a), or the failure by the Company Board to take a position with respect to such tender offer or exchange offer, shall not be deemed a change to the Company Board Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, or (E) adopt, approve or recommend to the shareholders of the Company, or formally resolve to or publicly propose or announce its intention to adopt, approve or recommend to the shareholders of the Company, a Takeover Proposal (any action described in this clause (i), a “Company Adverse Recommendation Change”) or (ii) authorize or cause the Company or any of its Subsidiaries to enter into a Company Acquisition Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, at any time prior to the earlier of the Offer Closing or if the Offer Termination has occurred, the Effective Time, the Company Board may, in response to a Superior Proposal or Intervening Event, make a Company Adverse Recommendation Change of the type described in clause (A) of the definition thereof and, solely in response to a Superior Proposal, terminate this Agreement in order to enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement if, (i) the Company Board, prior to effecting the Company Adverse Recommendation Change or delivering notice of termination pursuant to Section 8.04(a), provides Merger Sub five (5) Business Days prior written notice of its intention to take such action, which notice shall include a description in reasonable detail of such Superior Proposal (and any written proposals, draft agreements and all draft or executed financing commitments and related documentation thereto) or Intervening Event, (ii) the Company is and remains in compliance with this Section 6.04; (iii) during the five (5) Business Days following such written notice, the Company Board and, if requested by Merger Sub, and Parent’s Representatives have negotiated in good faith with Merger Sub regarding any revisions to the terms and conditions of the transactions contemplated by this Agreement, including the Merger; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Company Board concludes in good faith (taking into account any adjustment or modification of the terms of this Agreement to which Parent and Merger Sub have committed to in writing): (1) after consultation with the Company’s outside legal counsel and financial advisors, that such Takeover Proposal (if any) continues to constitute a Superior Proposal, if applicable, and, after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change or the failure to terminate this Agreement in order to enter into (or permit any Subsidiary of the Company to enter into) a Company Acquisition Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law or (2) after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change in response to such Intervening Event, as applicable, would be inconsistent with its fiduciary duties under applicable Law. Any material change to the terms, facts and circumstances relating to the Superior Proposal or Intervening Event will be deemed to be a new Superior Proposal or Intervening Event, as applicable, for purposes of this Section 6.04; provided that the time periods referred to in the foregoing clauses (i) through (iv) shall be three (3) Business Days instead of five (5) Business Days.

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(e) Nothing contained in this Section 6.04 shall prohibit the Company or the Company Board from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) from making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any such communication does not contain either an express Company Adverse Recommendation Change or any other statements by or on behalf of the company or the Company Board that would reasonably be expected to have the same effect as a Company Adverse Recommendation Change.

Section 6.05 Preparation of Proxy Materials; Company Shareholders Meeting.

(a) Provided there shall not have been a Company Adverse Recommendation Change permitted by Section 6.04 hereof or a valid termination of this Agreement pursuant to Article VIII, as promptly as reasonably practicable after the commencement of the Offer if the Requisite Company Vote is required by applicable Law (including in connection with a Conversion Event) in order to consummate the Merger, (i) Parent shall promptly provide to the Company any information required for inclusion in the Company Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company, and (ii) as promptly as reasonably practicable after the Offer Termination, the Company shall reasonably promptly prepare and file the Company Proxy Statement with the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Company Proxy Statement before it is filed with the SEC and disseminated to holders of Shares, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes suggested thereto by Parent and its counsel. The Company shall respond as promptly as practicable to any comments of the SEC with respect to the Company Proxy Statement and to cause the Company Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after the date the Company Proxy Statement is cleared by the SEC (such date, the “Proxy Clearance Date”). The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Company Proxy Statement and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Company Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. The Company agrees to reasonably consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such written responses (or if oral responses, summaries thereof).

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(b) The Company shall, as soon as reasonably practicable following the Proxy Clearance Date and in accordance with the Charter Documents and applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Requisite Company Vote. The Company shall, through the Company Board, declare that this Agreement is advisable and recommend to its shareholders adoption of this Agreement and the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger; provided that the Company shall not have the foregoing obligation if there shall have been a Company Adverse Recommendation Change in accordance with Section 6.04. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after two (2) Business Days prior to the End Date.

(c) Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, Parent and its Affiliates shall own at least 80% of the outstanding shares of each class and series of outstanding capital stock of the Company, the parties shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of all Shares held by Parent or its Affiliates, to cause the Effective Time to occur as soon as practicable after the Offer Closing without the Company Shareholders Meeting in accordance with Section 607.1104 of the FBCA.

Section 6.06 Notices of Certain Events. The Company shall notify Merger Sub, and each of Parent and Merger Sub shall notify the Company, promptly of (i) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement (“Transaction Litigation”), (iv) any fact, event or circumstance that has had or would reasonably be expected to result in any Company Material Adverse Effect and (v) the occurrence of any event, change or effect following the date of this Agreement which has resulted or is reasonably likely to result in the failure of any of the conditions set forth in Section 7.02(a), Section 7.02(b) or Annex A of this Agreement (in the case of the Company and its Subsidiaries) or Section 7.03(a) or Section 7.03(b) of this Agreement (in the case of Parent and Merger Sub). In no event shall the delivery of any notice by a party pursuant to this Section 6.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the preceding sentence, the Company shall keep Parent reasonably informed regarding any Transaction Litigation and shall give Parent the opportunity to participate in the defense, settlement, or entry into any other agreement with respect to such Transaction Litigation, including the opportunity to review and comment on all Filings or responses to be made by the Company in connection with any Transaction Litigation, and the Company shall consider any such comments in good faith. The Company agrees that, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not offer to make or make any payment with respect to any Transaction Litigation or enter into any settlement or similar agreement relating to any Transaction Litigation.

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Section 6.07 Employees; Benefit Plans.

(a) For the period commencing as of immediately following the Effective Time and continuing through the end of Parent’s fiscal year in which the Effective Time occurs, Parent shall cause the Surviving Entity and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed by the Surviving Entity and its Subsidiaries immediately after the Effective Time (collectively, the “Company Continuing Employees”) with (x) annual base salary or wage level no less favorable than that provided immediately prior to the Effective Time and (y) employee benefits (excluding any equity-based, non-recurring or transaction-related compensation, or any retiree healthcare or defined benefit retirement benefits) that are, in the aggregate, no less favorable than, as determined in Parent’s sole discretion, either those provided to (i) similarly situated employees of Parent (or the entity by which the Company Continuing Employee is employed, as applicable) or (ii) the Company Continuing Employees by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any (i) retiree healthcare plans, (ii) defined benefit retirement plans or programs, (iii) frozen or grandfathered programs and (iv) equity compensation arrangements, in each case, maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate on or after the Effective Time, Parent shall, or shall cause the Surviving Entity to use commercially reasonable efforts to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent for all purposes in such Parent Benefit Plans; provided that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited for the same purposes under the corresponding Company Employee Plan.

(c) Unless otherwise requested in writing by Parent at least five (5) Business Days prior to the Offer Closing, the Company will take (or cause to be taken) all reasonably necessary or appropriate actions to withdraw as a participating employer in any Company Employee Plan intended to meet the requirements of Section 401(k) of the Code (each such Company Employee Plan, a “Company 401(k) Plan”), with such withdrawal contingent upon, and effective as of, no later than the Business Day preceding the Business Day on which the Offer Closing occurs, in compliance with the terms of such Company 401(k) Plan, any related agreements and applicable Laws. The Company will provide Parent with a reasonable opportunity to review and comment upon the form and substance of materials prepared to withdraw as a participating employer in such Company 401(k) Plan, and will provide Parent with evidence that the Company has withdrawn as a participating employer in the Company 401(k) Plan in accordance with the preceding sentence. In the event that an Offer Termination occurs (other than as a result of a termination of this Agreement in accordance with its terms) the term “Offer Closing” shall be deemed replaced by the term “Effective Time” in this Section 6.07(c).

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(d) This Section 6.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.07, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.07. Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) alter or limit the ability of the Surviving Entity, Parent or any of their respective Affiliates to amend, modify or terminate any compensation or benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iii) shall prevent the Surviving Entity, Parent or any of their respective Affiliates, as applicable, from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 6.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Entity, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Entity or Parent.

(e) The Company shall reasonably cooperate with Parent regarding material written communications related to the transactions contemplated hereby that are intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries, and shall provide Parent with a reasonable opportunity to review and comment on any such communications prior to dissemination.

Section 6.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in their respective Organizational Documents and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement (an “Indemnification Agreement”) shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6) year period shall continue to be subject to this Section 6.08(a) and the rights provided under this Section 6.08(a) until disposition of such claim. Further, the provisions in the Surviving Entity’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Organizational Documents in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

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(b) Parent shall maintain, or shall cause the Surviving Entity to maintain, at no expense to the beneficiaries, in effect for at least six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance. Section 6.08(b) of the Company Disclosure Letter lists the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company. At the Company’s option, the Company may purchase from insurance carriers with comparable credit ratings, prior to the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance. In the event the Company elects to purchase such a “tail policy”, the Surviving Entity shall (and Parent shall cause the Surviving Entity to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. Parent agrees to honor and perform under, and to cause the Surviving Entity to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party.

(c) This Section 6.08 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Entity and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Entity and Parent, and shall be enforceable by each of the Indemnified Parties and their heirs and Representatives. The provisions of this Section 6.08 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) In the event that the Surviving Entity or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall succeed to the obligations set forth in this Section 6.08. In addition, the Surviving Entity shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Entity unable to satisfy its obligations under this Section 6.08.

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(e) The rights of the Indemnified Parties under this Section 6.08 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or of any of its Subsidiaries, or under any Indemnification Agreements. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.09 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in an expeditious manner, the Offer, the Top-Up Option, the Merger and the other transactions contemplated by the Transaction Documents, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper and advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation under the HSR Act and other Antitrust Law(s) (if applicable)), (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties, (iii) making any other submissions either required or deemed appropriate by either Parent or the Company in connection with the Offer, the Top-Up Option, the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the FBCA, the applicable rules and regulations of the NYSE American and any other applicable Law and (iv) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents. Subject to applicable Law, the parties hereto shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing.

(b) Without limiting the foregoing, (i) to the extent applicable, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any additional consents and filings under any other Antitrust Law as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made within ten (10) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Law with respect to the transactions contemplated by the Transaction Documents and any other required or advisable submissions under the HSR Act or other applicable Antitrust Law, in each case with respect to the Offer, the Merger and the transactions contemplated by the Transaction Documents, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other applicable Antitrust Law as soon as practicable and (ii) Parent, Merger Sub and the Company shall cooperate with one another in promptly (A) determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by the Transaction Documents and (B) making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

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(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Top-Up Option, the Merger or any other transaction contemplated by the Transaction Documents, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Transaction Documents and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement, and take all reasonably necessary steps to eliminate any impediments, including, but not limited to, such administrative or judicial action or proceeding under the HSR Act (if applicable) or any other applicable Antitrust Law, to the ability of the parties to consummate the Merger and transactions contemplated hereby; provided that Parent and Merger Sub shall not be required to take or agree to take an action that would reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this Section 6.09(c) that is not conditioned upon consummation of the Merger.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated by the Transaction Documents and in connection with any investigation, litigation or other inquiry by or before a Governmental Entity relating to the Offer, the Merger, the Transaction Documents or the other transactions contemplated by this Agreement, including any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects, including promptly informing the other parties hereto of any material communication, whether written or oral, received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private Person, whether written or oral, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to any communication or documents to be submitted by it to the FTC, the DOJ, or any foreign Governmental Entity, including permitting the other party to review in draft any communication to be submitted by it to, give reasonable consideration to the other party’s comments thereon, and consult with each other in advance of any in-person or telephonic meeting or conference with, the FTC, the DOJ or any foreign Governmental Entity, in connection with the Transactions, (iv) unless prohibited by the applicable Governmental Entity or other Person, give the other parties hereto the opportunity to attend and participate in all meetings, discussions, and conferences, whether in-person or telephonic, with such Governmental Entity or other Person; and (v) promptly provide the other parties with copies of all written communications or submissions to or from any Governmental Entity relating to the Antitrust Laws; provided, however, that each party may, as it reasonably deems advisable and necessary, designate any confidential material provided to the other under this Section 6.09 as “Outside Counsel Only” or redact such materials (A) to remove references concerning the valuation of any of the assets subject to the Transactions, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns, and further provided, that this subsection (v) shall not apply to the Notification and Report forms (and attachments) filed by the parties pursuant to the HSR Act, except for Item “4(c)” and “4(d)” documents as those terms are used in the rules and regulations under the HSR Act.

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(e) Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Law, without the prior written consent of the other. Neither Parent nor Merger Sub nor any of their Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in any business or any corporation, partnership, association or other business organization or division thereof, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by the Transaction Documents or materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the Transactions.

Section 6.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Merger Sub (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or as contemplated by Section 6.04.

Section 6.11 Takeover Statutes. If any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (collectively, “Takeover Laws”) becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the Top-Up Option, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law inapplicable to the foregoing.

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Section 6.12 Stock Exchange Delisting; Deregistration. The Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law and rules and policies of the NYSE American to enable the delisting of the Company and of the shares of the Company Common Stock from the NYSE American as promptly as practicable after the Effective Time and the deregistration of the shares of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 6.13 Section 16 Matters. Prior to the Offer Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company. In the event that an Offer Termination occurs (other than as a result of a termination of this Agreement in accordance with its terms) the term “Offer Closing” shall be deemed replaced by the term “Effective Time” in this Section 6.13.

Section 6.14 Rule 14d-10 Matters. Prior to the Offer Closing, the Compensation Committee will cause each Company Employee Plan or any other arrangement pursuant to which consideration is payable to any officer, director, independent contractor, consultant or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the nonexclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act. In the event that an Offer Termination occurs (other than as a result of a termination of this Agreement in accordance with its terms) the term “Offer Closing” shall be deemed replaced by the term “Effective Time” in this Section 6.14.

Section 6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

Section 6.16 Payoff of Existing Debt. At least three Business Days prior to the Offer Closing, the Company shall deliver to Parent copies of payoff letters in form and substance reasonably satisfactory to Parent specifying the aggregate amount (collectively, the “Payoff Amount”) required to be paid to fully satisfy all obligations under the Existing Credit Facilities as of the Closing (including principal, interest, fees, breakage costs, expenses and other amounts payable under the Existing Credit Facilities, but excluding contingent indemnification and other obligations that expressly survive the termination of the Existing Credit Facilities), together with the obligations of the Company set forth on Section 6.16 of the Company Disclosure Letter (the “Company Payoff Obligations”) and providing, subject only to the payment of the Payoff Amount, for the payoff, satisfaction, discharge and termination in full of all such obligations and commitments under the Company Payoff Obligations, the termination and release of all guarantees of, and Liens and other security over the properties and assets of the Company and its Subsidiaries securing, if applicable, all such obligations and the authorization of the Company and its Subsidiaries to file any Lien terminations and releases in connection therewith. Subject to the receipt of the foregoing information, including copies of payoff letters specifying the Payoff Amount, Parent shall provide or cause to be provided to the Company the Payoff Amount for the timely payment in full on the Closing Date of the Company Payoff Obligations, and shall cause the Company to pay such Company Payoff Obligations in accordance with the terms thereof.

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Section 6.17 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement.

Section 6.18 Sales Tax Exemption Certificates. The Company shall use commercially reasonable efforts to obtain, prior to the Closing, valid sales tax exemption certificates (or other documentation necessary to claim an exemption from sales or similar tax) for all current sales and for all historic sales for which the applicable sales tax (or similar tax) statute of limitations has not yet expired, in each case with respect to sales for which the Company of its Subsidiaries will claim, or has claimed, an exemption from sales or similar tax imposed by any state or local authority in the United States.

Article VII
Conditions

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction (or waiver in writing, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. If required by Law, this Agreement shall have been duly adopted by the Requisite Company Vote.

(b) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation (collectively, “Restraints”) of the Merger or the other transactions contemplated by this Agreement.

(c) Regulatory Approvals. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) Purchase of Shares. Unless the Offer Termination shall have occurred, Merger Sub shall have accepted for payment and paid for Shares validly tendered (and not withdrawn) pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

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Section 7.02 Conditions to Obligations of Each of Parent and Merger Sub. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Merger Sub, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV of this Agreement (except for the representations and warranties in Section 4.02, Section 4.03(a), Section 4.03(d), Section 4.06(i), Section 4.12 and Section 4.13) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to the Company (each, a “Materiality Qualifier”)) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that the representations and warranties of the Company (x) set forth in Section 4.03(a), Section 4.03(d), Section 4.12 and Section 4.13 shall be true and correct in all material respects (without giving effect to any Materiality Qualifier) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date) and (y) set forth in Section 4.02 and Section 4.06(i) shall be true and correct in all but de minimis respects (without giving effect to any Materiality Qualifier) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all but de minimis respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required, under this Agreement, to be performed or complied with by it at or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, occurrence, fact, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Officer’s Certificate. Merger Sub shall have received a certificate, dated as of the Closing Date and signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 7.02(a) through Section 7.02(c) hereof.

(e) FIRPTA Certificate. The Company shall have delivered to Merger Sub a certificate, signed under penalties of perjury, stating that the Company is not and has not been for the past five years a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Sections 1.897-2(h)(1) and 1.1445-2(c)(3), together with a notice in form and substance required under Treasury Regulations Section 1.897-2(h)(2).

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Section 7.03 Conditions to Obligation of the Company. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required, under this Agreement, to be performed or complied with by it at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and signed by an officer of Merger Sub, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b).

Article VIII
Termination, Amendment and Waiver

Section 8.01 Termination by Mutual Consent and Automatic Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Merger Sub and the Company.

Section 8.02 Termination by Either Merger Sub or the Company. This Agreement may be terminated by either Merger Sub or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if the Merger has not been consummated on or before January 31, 2020, or such other date as Merger Sub and the Company shall agree in writing (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement was the primary cause of the failure of the Merger to be consummated on or before the End Date;

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(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement was the primary cause of the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if consummation of the Merger requires the Requisite Company Vote pursuant to applicable Law and if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting (as it may be adjourned or postponed) and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 8.03 Termination by Merger Sub. This Agreement may be terminated by Merger Sub at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if (i) the Company shall have failed to include the Company Board Recommendation in the Schedule 14d-9 or the Company Proxy Statement distributed to its shareholders, (ii) a Company Adverse Recommendation Change shall have occurred or (iii) if the Company shall have breached or failed to perform in any material respect any of its obligations under Section 6.04; or

(b) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), respectively, if it was continuing as of the Closing Date and (ii) cannot be cured by the Company or, if capable of being cured, shall not have been cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following receipt of written notice from Merger Sub describing such breach or failure in reasonable detail; provided that Merger Sub shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if either Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), respectively, if it were continuing on the Closing Date.

Section 8.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if, prior to the receipt of the Requisite Company Vote, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.04(d) hereof, to enter into a Company Acquisition Agreement with respect to a Superior Proposal and the Company concurrently pays the Termination Fee pursuant to Section 8.06(a)(iii); or

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(b) if either Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), respectively, if it was continuing as of the Closing Date and (ii) cannot be cured by Parent or Merger Sub or, if capable of being cured, shall not have been cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following receipt of written notice from the Company describing such breach or failure in reasonable detail; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), respectively, if it were continuing on the Closing Date.

Section 8.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination. If this Agreement is terminated pursuant to and in accordance with this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto; provided, however, that (i) the provisions of Section 6.03(b), this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such sections or Article) shall survive such termination and remain in full force and effect and (ii) no such termination shall relieve any party from any liability or damages arising out of such party’s fraud prior to such termination or Willful Breach by such party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity, including damages. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms set forth therein.

Section 8.06 Termination Fee.

(a) In the event that:

(i) (A) this Agreement is terminated pursuant to Section 8.02(a) or Section 8.02(c), (B) a Takeover Proposal is publicly disclosed or made known to the Company Board after the date of this Agreement and prior to the event that gave rise to such termination or right to terminate (and provided such Takeover Proposal shall not have been withdrawn in good faith prior to such event or, in the case of a termination pursuant to Section 8.02(c), at least ten (10) Business Days prior to the Company Shareholders Meeting) and (C) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement relating to any transaction included within the definition of a Takeover Proposal (which transaction is at any time thereafter consummated), or consummates a transaction included within the definition of a Takeover Proposal (provided that, solely for the purposes of this Section 8.06(a)(i), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 9.01, except that all references to “20%” shall be changed to “50%”);

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(ii) this Agreement is terminated by Merger Sub pursuant to Section 8.03(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent the Company Termination Fee (by wire transfer of immediately available funds) (x) in the case of clause (a)(i) above, upon occurrence of the transaction referenced in clause (a)(i)(C), (y) in the case of clause (a)(ii) above, no later than the second (2nd) Business Day immediately following the date of such termination and (z) in the case of clause (a)(iii) above, upon (and as a condition to the effectiveness of) such termination.

(b) In no event shall the Company Termination Fee be payable on more than one occasion, whether or not the Company Termination Fee may be payable at different times or upon the occurrence of different events. In the event that the Company Termination Fee is paid or payable pursuant to this Section 8.06, except in the case of fraud or Willful Breach, Parent’s right to receive payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement, or arising out of or related to this Agreement or the Transactions. Each of the parties to this Agreement acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee when due in accordance with this Section 8.06, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred or accrued by Parent in connection with such suit. All amounts payable pursuant to this Section 8.06 shall accrue interest at the prime lending rate prevailing during such period as published in The Wall Street Journal and shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

Section 8.07 Amendment. Any provision of this Agreement may be amended or waived at any time prior to the Effective Time if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto or, in the case of a waiver, by each party against whom such waiver is to be effective; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment to or waiver of the provisions of this Agreement which by Law or in accordance with the rules and regulations of the NYSE American would require further approval by the holders of Company Common Stock without such approval. No failure or delay by any party hereto in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise thereof preclude any other or future exercise of any other right under this Agreement.

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Section 8.08 Expenses. Except as otherwise expressly set forth in this Agreement (including in Section 6.08, Section 6.09(b) and Section 8.06), all fees and expenses incurred by or on behalf of a party hereto in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and any of the transactions contemplated hereby shall be paid by the party incurring such expenses.

Article IX
Miscellaneous

Section 9.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality, non-solicitation and standstill agreement that contains confidentiality, non-solicitation and standstill provisions that are not less restrictive to the other party than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to restrict the submission of a Takeover Proposal to the Company Board on a confidential basis and shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Merger Sub pursuant to Section 6.04(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alcohol Laws” means all laws and regulations, both foreign and domestic, related to alcohol, including laws and regulations governing the manufacture, import, purchase, distribution, bottling, packaging, labeling, marketing and sale of alcoholic beverages by the Alcohol and Tobacco Tax and Trade Bureau and individual country, state, county and city alcohol regulatory bodies and taxing authorities.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Merger” means the articles of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the FBCA.

“Book-Entry Shares” means any uncertificated Shares represented by a book-entry in the books of the Company (or its transfer agent).

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“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Miami, Florida or New York, New York are authorized or required by Law or other governmental action to close.

“Certificate” means each certificate representing one or more Shares in the case of certificated Shares or, in the case of Book-Entry Shares, each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” has the meaning set forth in Section 3.08.

“Company” has the meaning set forth in the Preamble.

“Company 401K Plan” has the meaning set forth in Section 6.07(a)

“Company Acquisition Agreement” has the meaning set forth in Section 6.04(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(d).

“Company Balance Sheet” means the audited balance sheet of the Company dated as of March 31, 2019 and the footnotes thereto contained in the Company SEC Documents filed prior to the date of this Agreement.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article IV.

“Company Employee” has the meaning set forth in Section 4.08(a).

“Company Employee Plans” has the meaning set forth in Section 4.08(a).

“Company ESPP” has the meaning set forth in Section 3.10(c).

“Company ESPP Rights” has the meaning set forth in Section 3.10(c).

“Company Equity Award” means a Company Stock Option, a Company ESPP Right or a Company Restricted Stock Award, as the case may be.

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“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414 of the Code.

“Company Financial Advisors” has the meaning set forth in Section 4.07.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that has had a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the impact of any event, occurrence, fact, condition, change or effect to the extent arising out of, relating to or resulting from: (a) any changes or developments in general economic, business, political, legislative or regulatory conditions; (b) any changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate; (c) any changes or developments in financial, banking, securities, credit or other capital markets conditions in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) any decline in the price or trading volume of the Company Common Stock or the credit rating of the Company (provided that the underlying cause of any such decline shall not be excluded, unless such underlying cause would otherwise be excepted from this definition); (e) any changes in applicable Laws, tax or accounting rules or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (f) the negotiation, execution, delivery, performance, announcement, pendency or completion of this Agreement or the Offer, the Merger or any other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, investors, partners or employees of the Company or any of its Subsidiaries; (g) the identity of Parent or any of its Affiliates as an acquirer of the Company; (h) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism (including cyber-terrorism), or the escalation or worsening thereof; (i) any failure by the Company to meet any internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (provided that the underlying cause of any such failure shall not be excluded, unless such underlying cause would otherwise be excepted from this definition); (j) any action taken that is required by this Agreement or the failure to take any action if that action is prohibited by this Agreement, or any action taken (or omitted to be taken) with the written consent of or at the written request of either Parent or Merger Sub; (k) any litigation or other proceeding brought in connection with this Agreement or any of the transactions contemplated hereby, including, but not limited to, allegations of a breach of fiduciary duty or inadequate disclosure claims; or (l) any natural or man-made disasters or acts of God; except, in the case of any of clauses (a), (b), (c), (e), (h) or (l), if any such event, occurrence, fact, condition, change or effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that it has on other participants in the industry.

“Company Permits” has the meaning set forth in Section 4.17(b).

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Proxy Statement” has the meaning set forth in Section 4.03(c).

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“Company Restricted Stock Award” has the meaning set forth in Section 3.10(a).

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b).

“Company Stock Option” has the meaning set forth in Section 3.10(a).

“Company Stock Plans” has the meaning set forth in Section 3.10(a).

“Company Shareholders Meeting” has the meaning set forth in Section 6.05(b).

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(c).

“Company Termination Fee” means $10,000,000.

“Compensation Committee” has the meaning set forth in Section 3.10(d).

“Confidentiality Agreement” means the Confidentiality Agreement dated May 24, 2019 between Pernod Ricard S.A. and the Company.

“Consent” has the meaning set forth in Section 4.03(b).

“Contracts” means any written or oral contracts, agreements, licenses, notes, bonds, mortgages, indentures, evidence of Indebtedness, Leases or other agreement or arrangement that is legally binding.

“Conversion Event” has the meaning set forth in Section 1.01(e)(ii).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” in this Section 9.01.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“DOJ” has the meaning set forth in Section 6.09(d).

“Effective Time” has the meaning set forth in Section 2.03.

“End Date” has the meaning set forth in Section 8.02(a).

“Enforceability Exceptions” has the meaning set forth in Section 4.03(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution, contamination or the protection of natural resources, endangered or threatened species, the environment, or human health and safety to the extent relating to the environment or workplace conditions; or (b) concerning exposure to, or the release, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of, any Hazardous Substances.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Exchange Fund” has the meaning set forth in Section 3.02.

“Existing Credit Facilities” means (i) the Amended and Restated Loan and Security Agreement, dated as of September 22, 2014, with ACF FinCo I LP, as amended through the Eighth Amendment, dated as of July 17, 2019, and as further amended, amended and restated, supplemented or otherwise modified from time to time and (ii) all existing revolving credit facilities with an Irish bank.

“FBCA” has the meaning set forth in the Recitals.

“Filing” has the meaning set forth in Section 4.03(c).

“Final Purchase Date” has the meaning set forth in Section 3.10(c).

“Finished Goods Inventory” means all finished case goods of bourbon whiskey, rye whiskey, other liquor products, ready-to-drink or premix products and related products used or held for use in the business of the Company and its Subsidiaries.

“FTC” has the meaning set forth in Section 6.09(d).

“GAAP” has the meaning set forth in Section 4.04(b).

“GCP” means Gosling-Castle Partners Inc. (f/k/a Gosling Partners Inc.).

“Governmental Entity” means any supranational, transnational, multinational, domestic or foreign federal, state, provincial, municipal, or local governmental, regulatory, tax or administrative authority, instrumentality, subdivision, department, court, arbitrator, agency, commission or official, including any political subdivision thereof or other governmental authority, any state-owned or state-controlled enterprise, or any arbitrator, quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Government Official” means any: (i) officer, employee, or other individual acting for or on behalf of any Governmental Entity or public international organization; or (ii) holder of or candidate for public office, political party, or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, or toxic, hazardous or deleterious substance, material, waste or agent for which liability or standards of care are imposed under, or that are otherwise subject to, Environmental Law, including without limitation petroleum or any fraction thereof, asbestos or asbestos containing materials and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 4.03(c).

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“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property (including any expected future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding such obligations incurred in the ordinary course of business), (d) all lease obligations of such Person capitalized on the books and records of such Person, (e) all Indebtedness of others secured by a Lien on property, assets or rights owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (g) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (h) any accrued and unpaid interest, prepayment fees or penalties or similar obligations of such Person payable in connection with the repayment of the foregoing and (i) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person; provided that “Indebtedness” shall not include any intercompany Indebtedness among the Company and its direct or indirect wholly owned Subsidiaries.

“Indemnification Agreement” has the meaning set forth in Section 6.08(a).

“Indemnified Parties” has the meaning set forth in Section 6.08(a).

“Initial Offer Expiration Date” has the meaning set forth in Section 1.01(c).

“Intellectual Property” means the following intellectual property rights in any jurisdiction worldwide, whether registered or unregistered: (a) patents (including all reissues, divisions, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications or other patent rights (“Patents”); (b) copyrights and rights in copyrightable subject matter and all registrations, applications for registration, and renewals for any of the foregoing (“Copyrights”); (c) trademarks, service marks, trade names and trade dress, bottle designs, packaging designs, social media username (e.g., Twitter handles) and all registrations, applications and renewals for any of the foregoing, together with all goodwill associated with the foregoing (“Trademarks”); (d) trade secrets and confidential business, technical and know-how information, formulas, blending instructions, yeast libraries, blend and favor profiles, recipes and techniques (“Trade Secrets”); (e) Internet domain names and domain name registrations, (f) websites and social media pages, (g) databases, especially CRM databases, and (h) all other intellectual property, industrial, proprietary and technology rights or other equivalent rights.

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“Intervening Event” means an event, occurrence, fact, condition, change or effect that is material to the Company and its Subsidiaries, which (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement, (b) causes the Company Board to conclude in good faith (after consultation with outside legal counsel) that its failure to effect a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company shareholders under applicable Law and (c) does not involve a Takeover Proposal; provided, however, in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (i) a decline in the price or trading volume of the Company Common Stock, (ii) the failure by the Company to meet any internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period; (iii) any event, change or circumstances relating to Parent, Merger Sub or any of their Affiliates; (iv) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which the Company operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (v) any change in any applicable Law or GAAP; (vi) developments with respect to products and/or product research programs that are in the Company’s existing pipeline and/or business plan; and (vii) any event, occurrence, circumstance or other matter to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company (or refrained to be taken by the Company) pursuant to this Agreement or the consummation of the Transactions.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, Software, computerized databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned, leased or licensed by the Company or any of its Subsidiaries.

“Knowledge” means, when used with respect to the Company, the actual knowledge, after due inquiry, of the individuals set forth in Section 9.01(c) of the Company Disclosure Letter as of the applicable date.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements, criteria, policy or guideline enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” means all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” means any civil, criminal or administrative claim, action, suit, arbitration, proceeding, cease and desist letter, demand, citation, summons, subpoena, or, to the Knowledge of the Company, governmental investigation.

“Letter of Transmittal” has the meaning set forth in Section 3.03(a).

“Liens” means, with respect to any property, asset or right, all pledges, liens, mortgages, charges, encumbrances, hypothecations and other forms of security interest of any kind or nature whatsoever.

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“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, materially disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware for any of the foregoing purposes.

“Material Contract” has the meaning set forth in Section 4.21(a).

“Materiality Qualifier” has the meaning set forth in Section 7.02(a).

“Measurement Date” has the meaning set forth in Section 4.02(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Shares” means each share of common stock, par value $0.01 per share, of Merger Sub.

“Minimum Condition” has the meaning set forth in Annex A to this Agreement.

“NYSE American” means The NYSE American.

“Oasis Plan” has the meaning set forth in Section 4.08(a).

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” means the time at which Minimum Condition is satisfied.

“Offer Closing” has the meaning set forth in Section 1.01(d).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(h).

“Offer Expiration Date” has the meaning set forth in Section 1.01(c).

“Offer Price” has the meaning set forth in the Recitals.

“Offer Termination” has the meaning set forth in Section 1.01(f).

“Order” has the meaning set forth in Section 4.18.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or other similar organizational document.

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“Owned IP” means all Intellectual Property (i) owned or purported to be owned by the Company or any of its Subsidiaries or (ii) to which the Company or any of its Subsidiaries has been granted exclusive rights.

“Parent” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property” in this Section 9.01.

“Paying Agent” means a bank or trust company selected by Parent reasonably acceptable to the Company to act as paying agent for the payment of the Merger Consideration that is organized and doing business under the Laws of the United States or any state thereof.

“Payoff Amount” has the meaning set forth in Section 6.16.

“Permits” means all permits, registrations, licenses, certificates of need, authorizations, consents, certifications, approvals, or regulatory authorizations from applicable Governmental Entities.

“Permitted Liens” means (a) Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves required pursuant to GAAP have been made in respect thereof, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided, appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the applicable owned or leased real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to the applicable owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with the Company’s or its applicable Subsidiary’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with the Company’s or its applicable Subsidiary’s businesses, (f) Liens arising under workers’ compensation, (g) any conditions that would be shown by a current survey of real property which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with the Company’s or its applicable Subsidiary’s businesses, (h) rights of tenants as tenants only under Leases, (i) Liens set forth on Section 9.01 of the Company Disclosure Letter, and (j) Liens to be released prior to or concurrently with the Closing.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Policies” has the meaning set forth in Section 4.10.

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“Promissory Note” has the meaning set forth in Section 1.03(b).

“Proxy Clearance Date” has the meaning set forth in Section 6.05(a).

“Raw Materials Inventory” has the meaning set forth in Section 4.22(a).

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, partners, controlling persons, investment bankers, accountants, attorneys, advisors, consultants and other representatives.

“Restraints” has the meaning set forth in Section 7.01(b).

“Restricted Stock Award Payments” has the meaning set forth in Section 3.10(b).

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(a).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(h).

“SEC” has the meaning set forth in in Section 1.01(c).

“Securities Act” has the meaning set forth in Section 1.03(d).

“Share” has the meaning set forth in the Recitals.

“Software” means all computer software, including but not limited to application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

“Stock Option Payments” has the meaning set forth in Section 3.10(a).

“Subsidiary” means, (i) with respect to any Person, any other Person (a) of which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (x) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (y) if no such governing body exists, greater than 50% of the outstanding voting securities of such Person or (b) with respect to which such first Person or any of its Subsidiaries is a controlling general partner or managing member of such Person and (ii) with respect to the Company, Copperhead Distillery Company.

“Superior Proposal” means a bona fide written Takeover Proposal that (x) does not result from or arise out of a breach of Section 6.04, (y) includes committed financing (if financing is required) and (z) the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms and is more favorable from a financial point of view to the holders of Company’s shareholders than the transactions contemplated by this Agreement, taking into account all of the terms and conditions and prospects for completion of such Takeover Proposal and of this Agreement (including any proposal by Merger Sub made in accordance with Section 6.04(d) to amend the terms of this Agreement); provided that the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 9.01, except that all references to “20%” shall be changed to “100%”.

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“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 6.11.

“Takeover Proposal” means a bona fide written proposal or offer by any Person (other than by either Parent or any of their Subsidiaries, including Merger Sub) relating to, in a single transaction or series of related transactions, any (a) direct or indirect acquisition of assets of the Company or any of its Subsidiaries (including any capital stock, voting securities or other ownership interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) representing twenty percent (20%) or more of the Company’s consolidated assets, revenues or net income, (b) direct or indirect acquisition of twenty percent (20%) or more of the Company Common Stock, (c) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the Company Common Stock or (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole.

“Tax Returns” means any return, declaration, report, claim for refund, election, estimated tax filing, statement or other document filed or required to be filed with a Governmental Entity in respect of Taxes, including any schedule or attachment thereto and any amendment to the foregoing.

“Taxes” means all federal, state, local and foreign income, gross receipts, alternative minimum, accumulated earnings, personal holding company, capital stock, sales, use, value added, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, workers’ compensation, payroll, employment, unemployment, disability, social security (or similar), estimated, excise, severance, environmental, stamp, occupation, occupancy, property (real or personal), real property gains, escheat obligations, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto, whether disputed or not.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than a Parent or any of its Affiliates.

“Top-Up Closing” has the meaning set forth in Section 1.03(c).

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“Top-Up Impediment” has the meaning set forth in Annex A to this Agreement.

“Top-Up Notice” has the meaning set forth in Section 1.03(c).

“Top-Up Option” has the meaning set forth in Section 1.03(a).

“Top-Up Option Shares” has the meaning set forth in Section 1.03(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Section 9.01.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property” in this Section 9.01.

“Transactions” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement and the Support Agreement.

“Transaction Litigation” has the meaning set forth in Section 6.05(a).

“Transmittal Materials” has the meaning in Section 3.03(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unsellable Inventory” has the meaning set forth in Section 4.22(b).

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement regardless of whether breaching was the object of the act or failure to act. For the avoidance of doubt, a party’s failure to consummate the Closing when required pursuant to Section 2.02 shall be a Willful Breach of this Agreement.

Section 9.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” and the phrase “to the extent” used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “will” shall be construed to have the same meaning as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References to “this Agreement” shall include the Company Disclosure Letter. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

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(b) The parties have participated jointly in negotiating and drafting this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03 No Survival. None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for covenants and agreements which by their terms contemplate performance after the Effective Time or otherwise expressly survive the Effective Time.

Section 9.04 Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort, or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Notwithstanding the foregoing, the matters contained in Article II and Article III shall be governed by the FBCA, including matters relating to the filing of the Articles of Merger and the effects of the Merger, including any appraisal rights, and all matters relating to the fiduciary duties of the Company Board shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

Section 9.05 Submission to Jurisdiction.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or any of its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court located within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 9.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, or on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

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If to Parent or Merger Sub, to:	Austin, Nichols & Co., Inc. 250 Park Avenue New York, NY 10177 Attention: Brian S. Chevlin E-mail: __________________________

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Paul S. Bird E-mail: __________________________

If to the Company, to:	Castle Brands Inc. 122 East 42nd Street, Suite 5000 New York, New York Attention: Brian Heller E-mail: __________________________

with a copy (which will not constitute notice to the Company) to:	Holland & Knight LLP 701 Brickell Avenue, Suite 3300 Miami, FL 33131 Attention: Bradley D. Houser E-mail: __________________________

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Confidentiality Agreement (other than standstill provisions thereof, which shall terminate upon the execution of this Agreement) and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.09 No Third Party Beneficiaries. Except for the right of (i) the Indemnified Parties to enforce the provisions of Section 6.08 and this Section 9.09, which are intended to be for the benefit of the Indemnified Parties, (ii) after the Offer Closing, each shareholder of the Company validly tendering and not properly withdrawing their Shares before the Offer Closing, with respect to the right to receive the Offer Price, (iii) after the Effective Time, each remaining shareholder of the Company (other than holders of Shares cancelled pursuant to Section 3.01(a) and Dissenting Shares) with respect to the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and each of whom shall have the right to enforce such provisions directly and (iv) prior to the Effective Time, the rights of the holders of shares of Company Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided that the rights granted to the holders of shares of Company Common Stock pursuant to the foregoing clause (iv) of this Section 9.09 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 9.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of (x) the Company (in the case of an assignment by either Parent or Merger Sub) or (y) Merger Sub (in the case of an assignment by the Company). No assignment shall relieve the assigning party of any of its obligations hereunder. Subject to the first sentence of this Section 9.11, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.11 shall be null and void.

Section 9.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. Except as otherwise provided in this Agreement, the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13 Specific Performance. The parties’ rights in this Section 9.13 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 9.13. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and effect the Closing exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court within the State of Delaware. In the event any party seeks any remedy referred to in this Section 9.13, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13 and each party waives any objection to the imposition of such relief (including that the other party has an adequate remedy at law) or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument.

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Section 9.14 Disclosure Letter. No reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter. The information set forth in the Company Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Company Disclosure Letter and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company or Parent and Merger Sub, as applicable, contained in this Agreement. Nothing in the Company Disclosure Letter is intended to broaden the scope of or constitute any representation or warranty contained in this Agreement or create or constitute any covenant. Matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 9.15 Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 9.16 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts hereof signed by all of the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CASTLE BRANDS INC.

By	/s/ Richard Lampen
Name:	Richard Lampen
Title:	President and Chief Executive Officer

AUSTIN, NICHOLS & CO., INC.

By	/s/ Paul Duffy
Name:	Paul Duffy
Title:	President

ROOK MERGER SUB, INC.

By	/s/ Paul Duffy
Name:	Paul Duffy
Title:	Chief Executive Officer

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Annex A

The capitalized terms used in this Annex A have the meanings set forth in the Agreement to which this Annex A is attached, except that the phrase “the Agreement” shall be deemed to refer to the Agreement to which this Annex A is attached.

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares if (i) there shall not have been validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares owned by Parent and its Affiliates, would represent more than 50% of the Shares then outstanding determined on a fully-diluted basis (the “Minimum Condition”), (ii) any waiting period applicable to the Offer or the Merger under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist and be continuing as of the expiration of the Offer:

(a) Any Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Restraint of the Merger or the other transactions contemplated by the Agreement;

(b) Any of the representations and warranties of the Company set forth in (i) Article IV of the Agreement (except for the representations and warranties in Section 4.02, Section 4.03(a), Section 4.03(d), Section 4.06(i), Section 4.12 and Section 4.13 of the Agreement) shall not be true and correct in all respects (without giving effect to any Materiality Qualifier) when made and as of immediately prior to the Offer Closing, as if made at and as of such time (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) (x) Section 4.03(a), Section 4.03(d), Section 4.12 and Section 4.13 shall not be true and correct in all material respects (without giving effect to any Materiality Qualifier) or (y) Section 4.02 and Section 4.06(i) shall not be true and correct in all but de minimis respects (without giving effect to any Materiality Qualifier);

(c) The Company shall not have performed in all material respects all obligations or not complied in all material respects with the agreements and covenants required under the Agreement to be performed or complied with at or prior to the expiration of the Offer by it;

(d) Since the date of the Agreement, there has been any Company Material Adverse Effect or occurrence, fact, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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(e) There shall have been a Company Adverse Recommendation Change;

(f) In the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Merger Sub owns at least eighty percent (80%) of the outstanding shares of Company Common Stock on a fully diluted basis immediately after the Offer Closing, (i) there shall exist under applicable Law any restriction or legal impediment on Merger Sub’s ability and right to exercise the Top-Up Option or (ii) the shares of Company Common Stock issuable upon exercise of the Top-Up Option together with the shares validly tendered in the Offer and not properly withdrawn are insufficient for Merger Sub to reach at least eighty percent (80%) of the outstanding shares of Common Stock on a fully diluted immediately after the Offer Closing (after giving effect to such exercise) (each of clause (i) and (ii), a “Top-Up Impediment”);

(g) The Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated in accordance with the terms of the Agreement; or

(h) The Company shall have failed to deliver to Parent a certificate signed on behalf of the Company by the chief executive officer of the Company, dated as of the Offer Closing, certifying that none of the conditions in paragraphs (b), (c), (d), (e) and (f) of this Annex A shall have occurred and be continuing. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement and applicable Law, may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time (other than the Minimum Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering shareholders.

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